The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration Statement File No. 333-257851
SUBJECT TO COMPLETION, DATED August 12, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 12, 2021)
Common Shares
(including Common Shares in the Form of American Depositary Shares)
We are offering our common shares, quota value SEK 0.04 per share, or common shares, in a global offering.
Of such common shares, we are offering         common shares in the form of American Depositary Shares, or ADSs, representing ADSs, in the United States, referred to herein as the U.S. offering. Each ADS represents two common shares.
We are concurrently offering        common shares in Europe and countries outside of the United States in a private placement to qualified investors, as defined under the EU Prospectus Regulation 2017/1129, referred to herein as the European private placement.
ADSs representing our common shares are listed on The Nasdaq Global Select Market under the symbol “CALT.” On August 11, 2021, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $32.53 per ADS.
Our common shares are traded on Nasdaq Stockholm under the symbol “CALTX.” The closing price of our shares on Nasdaq Stockholm on August 11, 2021 was SEK 142.00 per share.
The closings of the U.S. offering and the European private placement, which are together referred to as the global offering, will occur substantially simultaneously. The number of common shares (including common shares in the form of ADSs) in the U.S. offering and the European private placement is subject to reallocation between these offerings to the extent permitted under applicable laws and regulations.
We have granted the underwriters a 30-day option to purchase up to an additional        common shares (including common shares in the form of ADSs) at the public offering price less underwriting discounts and commissions.
Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors incorporated by reference into this prospectus supplement for risks you should consider before you make your investment decision.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
None of the Securities and Exchange Commission, any state securities commission, the Swedish Financial Supervisory Authority or any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Common Share	Per ADS	Total(1)
Public offering price	SEK	$	$
Underwriting discounts and commissions(2)	SEK	$	$
Proceeds to Calliditas Therapeutics AB (Before expenses)	SEK	$	$

(1)
Total gross proceeds from the global offering, including the European private placement, are $      . Such proceeds less underwriting discounts and commissions are $      .

(2)
See “Underwriting” for additional information regarding underwriting compensation.

The underwriters expect to deliver the ADSs to purchasers in the U.S. offering against payment in New York, New York on or about         , 2021 through the book-entry facilities of The Depository Trust Company. The underwriters expect to deliver the common shares to purchasers in the European private placement on or about            , 2021 through the book-entry facilities of Euroclear Sweden AB.

Joint Book-Running Managers
Jefferies	Carnegie	Kempen & Co
           , 2021

Prospectus

S-i

We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not be applicable to this offering. Generally, when we refer to the “prospectus” we are referring to both parts combined.
If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. If any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document that is incorporated by reference into this prospectus and having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into each include important information about us, the ADSs being offered and other information that you should know before investing in our ADSs. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of an ADS. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference herein as exhibits to the registration statement, and you may obtain copies of those documents as described below under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Neither we nor the underwriters are making offers to sell or solicitations to buy our ADSs in any jurisdiction in which an offer or solicitation is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
For investors outside the United States:   Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus supplement outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Calliditas Therapeutics AB,” “Calliditas Therapeutics,” “Calliditas,” “the company,” “we,” “us” and “our” refer to Calliditas Therapeutics AB and its wholly owned subsidiaries.
We own various trademark registrations and applications, and unregistered trademarks, including CALLIDITAS (registered in the European Union and filed a United States trademark application), CALLIDITAS THERAPEUTICS (filed a United States trademark application), PHARMALINK (registered in the United States and Sweden) and NEFECON (registered in the United States, Sweden and the European Union) and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF FINANCIAL INFORMATION
We prepare our audited consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. All references in this prospectus to “$” are to U.S. dollars and all references to “SEK” are to Swedish Kronor. Unless otherwise indicated, certain SEK amounts contained in this prospectus have been translated into U.S. dollars at the rate of SEK 8.71 to $1.00, which was the rate of Sveriges Riksbank on August 10, 2021. These translations should not be considered representations that any such amounts have been, could have been or could be converted into SEK at that or any other exchange rate as of that or any other date.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. Our historical consolidated financial statements present the consolidated results of operations of Calliditas Therapeutics AB and its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding: the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus, and our most recent Annual Report on Form 20-F, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, or the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future.
You should rely only on information contained, or incorporated by reference, in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference, and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors included or incorporated herein by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference.
You should rely only on the information provided in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference is accurate as of any date other than the date of the applicable document.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.
Our Company
We are a clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments in orphan indications, with an initial focus on renal and hepatic diseases with significant unmet medical needs. Our lead product candidate, Nefecon, is a proprietary, novel oral formulation of budesonide, an established, highly potent local immunosuppressant, for the treatment of the autoimmune renal disease IgA nephropathy, or IgAN, for which there is a high unmet medical need and there are no approved treatments. IgAN is a progressive, chronic disease that over time results in deterioration of kidney function in patients, many of whom end up at risk of developing end-stage renal disease, or ESRD, with the need for dialysis or kidney transplant. Nefecon is currently the only pharmaceutical candidate in development for IgAN that is intended to be disease-modifying. Nefecon targets the ileum, the distal region of the small intestine, which is the presumed origin of IgAN due to the ileum being the location of the highest concentration of the Peyer’s patches, which are responsible for the production of secretory immunoglobulin A, or IgA, antibodies. Nefecon is the only compound in development for IgAN that has met the primary and key secondary endpoints in a randomized, double-blind, placebo-controlled Phase 3 clinical trial. Nefecon has been granted orphan drug designation for the treatment of IgAN in the United States and the European Union. We have acquired a controlling interest in Genkyotex S.A., or Genkyotex, providing us with access to a novel platform of Nicotinamide adenine dinucleotide phosphate, or NADPH, oxidase, or NOX, inhibitors, which we intend to primarily develop for orphan diseases with fibrotic components, with a main focus on kidney and liver diseases.
Recent Developments
We estimate that our cash and cash equivalents were approximately SEK 709.3 million ($81.4 million) at June 30, 2021. This financial data is preliminary and may change, and is based on information available to management as of the date of this prospectus and is subject to completion by management of our financial statements as of and for the quarter ended June 30, 2021. There can be no assurance that our final cash position as of June 30, 2021 will not differ from these estimates, including as a result of review adjustments, and any such changes could be material. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete results will be included in our interim report for the quarter ended June 30, 2021.
Our Corporate Information
We were founded as a public limited company under the laws of Sweden on February 20, 2004 under the name Pharmalink AB and registered with the Swedish Companies Registration Office on April 15, 2004.
Our registered office is located at Kungsbron 1, C8, SE-111 22, Stockholm, Sweden, and our telephone number is +46 (0) 8 411 3005. Our website address is www.calliditas.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or accessible through our website is not incorporated by reference into this prospectus.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

•
reduced disclosure about our executive compensation arrangements; and

•
exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

Generally, we may take advantage of these exemptions for up to five years from the initial public offering of our ADSs or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, at the beginning of the year in which we have more than $700.0 million in market value of our common shares (including in the form of ADSs) held by non-affiliates as of the prior June 30 or we issue more than $1.0 billion of non-convertible debt over a three-year period.
We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities registered under the Exchange Act.
Implications of Being a Foreign Private Issuer
Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of The Nasdaq Stock Market. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our executive officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.
In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information.
We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer as of each June 30, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.
We have taken advantage of certain of these reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold equity securities.

The Offering
Global Offering
       common shares, consisting of        common shares in the form of ADSs offered in the U.S. offering and        common shares offered in the European private placement. The closings of the U.S. offering and the European private placement will occur substantially simultaneously. The total number of common shares (including common shares in the form of ADSs) in the U.S. offering and the European private placement is subject to reallocation between these offerings to the extent permitted under applicable laws and regulations.
ADSs offered by us in the U.S. Offering
Up to          ADSs, each representing common shares.
Common shares offered by us in the European private placement
Up to          common shares.
Option to purchase additional shares
The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to               additional common shares (including in the form of ADSs).
Common Shares (including in the form of ADSs) to be outstanding immediately after the global offering
Up to          common shares, including common shares represented by ADSs (as more fully described in the notes following this table).
American Depositary Shares
Each ADS represents two common shares, quota value SEK 0.04 per share. As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. You should carefully read the information under the caption “American Depositary Shares” in the accompanying prospectus and the deposit agreement, which is filed as an exhibit to the registration statement pursuant to which this prospectus supplement is filed.
Depositary
Citibank, N.A.
Use of Proceeds
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, (i) to fund our clinical trials, (ii) to fund pre-commercial, and, if approved, commercial activities for Nefecon, (iii) for working capital and (iv) for general corporate purposes, at the Company’s discretion. See “Use of Proceeds” on page S-16 of this prospectus supplement.
Nasdaq Global Select Market Symbol For Our ADSs
“CALT”
Nasdaq Stockholm Trading Symbol For Our Common Shares
“CALTX”
Risk Factors
Before deciding whether to invest in our ADSs, you should carefully consider the risks described under “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Except as otherwise noted, in this prospectus supplement the number of common shares (including in the form of ADSs) that will be outstanding after the global offering is based on 49,941,584 common shares outstanding as of March 31, 2021 and excludes:
•
1,279,086 common shares issuable upon the exercise of warrants to purchase common shares outstanding as of March 31, 2021 issued under our two warrant programs, with a weighted-average exercise price of SEK 74.37 per share, of which warrants to purchase 856,586 common shares may be exercised between January 1, 2022 and March 31, 2022, at an exercise price of SEK 74.30 per share; and warrants to purchase 422,500 common shares may be exercised between October 1, 2022 and December 31, 2022, at an exercise price of SEK 74.50 per share;

•
51,399 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2019, or the LTIP 2019;

•
31,371 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2020, or the LTIP 2020; and

•
an additional 1,485,000 common shares issuable upon the exercise of options to purchase common shares and 15,000 common shares that are reserved for future issuance under our long-term incentive plan, or the ESOP 2020.

Unless otherwise indicated, all information contained in this prospectus also reflects and assumes:
•
no issuance or exercise of outstanding warrants or options after March 31, 2021; and

•
no exercise by the underwriters of their option to purchase up to additional shares (including in the form of ADSs) in the global offering.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables present the summary consolidated financial data as of the dates and for the periods indicated for our business. We have derived actual historical amounts included in the following summary of consolidated financial data as of and for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statements of income for the three months ended March 31, 2021 and 2020 and the consolidated statement of financial position data as of March 31, 2021 have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected in the future and the results for the three months ended March 31, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period. The summary consolidated financial data set forth below should be read together with information in “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F and with our audited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplemental and the accompanying prospectus. We prepare our financial statements in accordance with IFRS as issued by the IASB.
	Years Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(SEK in thousands, except per share amounts)
Consolidated Statement of Income Data
Net Sales	874	184,829	—	474
Operating Expenses
Research and development	(241,371)	(149,826)	(90,077)	(54,106)
Administrative and selling	(141,724)	(62,882)	(58,779)	(18,009)
Other operating income	2,501	4,385	—	782
Other operating expenses	—	(4,525)	(1,925)	(1,467)
Operating loss	(379,720)	(28,019)	(150,781)	(72,326)
Financial income	547	926	15,122	8,856
Financial expenses	(56,978)	(5,408)	(515)	(206)
Loss before income tax	(436,151)	(32,501)	(136,174)	(63,677)
Income tax	(360)	(77)	9,305	(38)
Loss for the period attributable to shareholders of the Parent Company	(433,494)	(32,578)	(125,455)	(63,715)
Loss per share before and after dilution	(9.66)	(0.88)	(2.51)	(1.65)
The following table summarizes our statement of financial position data as of March 31, 2021:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the issue and sale of common shares by us in this offering, at a public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31,
	Actual	As Adjusted
	2021	2021
	(SEK in thousands)
Consolidated Statement of Financial Position Data:
Cash	867,346
Working capital(1)	790,656
Total assets	1,386,726
Total liabilities	254,551
Total equity	1,132,175

(1)
We define working capital as current assets less current liabilities.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making a decision to invest in the ADSs or ordinary shares, in addition to the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020, as updated by the risks described below, as well as in other documents that we subsequently file with the SEC that are incorporated by reference into this prospectus supplement. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our ADSs, and the occurrence of any of these risks might cause you to lose all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.
Risks Related to the Development and Commercialization of Our Product Candidates
Accelerated approval by the FDA, and conditional approval by EMA, even if pursued for Nefecon or any other future product candidates, may not lead to a faster development process or regulatory review and does not increase the likelihood that our product candidates will receive marketing approval. If we are not successful with this process, the development or commercialization of Nefecon and such other product candidates could be delayed, abandoned or become significantly more costly.
Based on feedback from the FDA and EMA, we plan to seek approval of Nefecon, and, if considered appropriate by the regulatory authorities, may seek approval of future product candidates using the FDA’s accelerated approval and the EMA’s conditional approval pathways. For Nefecon, our strategy is to use the accelerated approval pathway that would allow our Phase 3 clinical endpoint for FDA approval to be based on biomarker data from the 200 patients in Part A of the NefIgArd trial. For chronic kidney disease, clinical trials have generally relied on clinical endpoints based on outcomes, which have led to few new therapeutic drug candidates. In certain circumstances, the FDA selectively allows the use of surrogate endpoints to permit a faster development and an accelerated approval path. At our End-of Phase 2 meeting with the FDA, the agency indicated its acceptance of proteinuria as a surrogate marker in IgAN; however, our marketing application for Nefecon will be the first time that the FDA has been asked to issue an approval on the basis of proteinuria as a surrogate endpoint for accelerated approval in IgA nephropathy. Following our submission of marketing applications to regulatory agencies for the approval of Nefecon for commercial sale, we have engaged and continue to engage with such agencies in discussions related to our applications. Although the NefIgArd trial is designed to support accelerated approval, Nefecon may not have faster development or regulatory review timelines and there can be no assurance that our continued interactions will result in accelerated approval of Nefecon on the terms contemplated by our marketing applications.
As a condition of approval, regulatory agencies may impose specific obligations, including to perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. For Nefecon, Part B of NefIgArd is intended to serve as such a post-approval confirmatory trial to measure long-term renal benefit and to verify the clinical benefit of Nefecon. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. If the FDA or the EMA do not approve Nefecon on the basis of data presented after Part A of NefIgArd, but instead require the completion of the full Phase 3 clinical trial prior to the filing of marketing applications, the development and commercialization timeline of Nefecon will be delayed. Even if we do receive accelerated approval or conditional approval, we may not ultimately receive full approval from the regulatory agencies. The additional data generated through post-marketing clinical trials may not confirm that the benefit-risk balance of Nefecon or any other future product candidate is positive or the burden to further complete the obligations may become too high.
In the European Union, the conditional marketing authorization is subject to an annual renewal procedure that assesses the marketing authorization holder’s compliance with the specific obligations of the authorization. If conditions are not being complied with, the EMA may decide to extend the timeline for the existing obligations, change the scope of such obligations or add new obligations, which may require additional financial resources and time. We may not be able to comply with such changed or additional obligations and may need to withdraw the marketing authorization. The EMA may also decide not to renew the conditional marketing authorization, although such measure is rarely applied in practice. An analysis of reimbursement decisions for conditionally authorized medicines in the European Union has shown some delays in the timeline for reaching a positive health technology recommendation. If this happens for Nefecon or any other future product candidate, it may delay the timing and success of the commercialization of such product.
A Fast Track designation by the FDA, even if granted, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that our product candidates will receive marketing approval.
If a drug is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track designation for a particular indication. The FDA has granted Fast Track designation for setanaxib. However, a Fast Track designation does not ensure that setanaxib will receive marketing approval or that approval will be granted within any particular timeframe. We may also seek Fast Track designation for certain of our future product candidates, but there is no assurance that the FDA will grant this status to any of our proposed product candidates. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. The FDA has broad discretion whether or not to grant Fast Track designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track designation does not provide assurance of ultimate FDA approval. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program.
We may collaborate with third parties for the commercialization of Nefecon, setanaxib or future product candidates, if approved, in select jurisdictions. If we are unable to establish such collaborations, we may not be successful in our commercialization efforts.
In order to market and successfully commercialize any product candidate we develop, if approved, we must build our sales and marketing capabilities or enter into collaborations with third parties for these services. We currently have no sales, marketing or distribution capabilities and as a company have no experience in marketing products. If approved by the FDA, we intend to commercialize Nefecon for IgAN and setanaxib in the United States independently. In other key territories, including Europe, we may commercialize Nefecon or setanaxib through a broad regional partnership. For example, in 2019, we entered into an agreement with Everest Medicines, or Everest, pursuant to which we granted Everest an exclusive license to develop and commercialize Nefecon for the treatment of IgAN in Greater China and Singapore; and in 2021, we entered into an agreement with STADA Arzneimittel AG, or STADA, pursuant to which we granted STADA a license to commercialize Nefecon in the European Economic Area, the United Kingdom and Switzerland.
To the extent that we depend on collaborators for sales and marketing activities, any revenues we receive will depend upon the success of those collaborators’ sales and marketing teams and the collaborators’ prioritization of our product and compliance with applicable regulatory requirements, and there can be no assurance that the collaborators’ efforts will be successful.
If we are unable to enter into a collaboration for the commercialization of product candidates we develop, if approved, we may be forced to delay the commercialization of our product candidates or reduce the scope of our sales or marketing activities in such jurisdictions, which would have an adverse effect on our business, operating results and prospects.

Risks Related to Our Financial Position and Need for Additional Capital
The terms of our debt facility place restrictions on our operating and financial flexibility, and failure to comply with covenants or to satisfy certain conditions of the agreement governing the debt facility may result in acceleration of our repayment obligations and foreclosure on our pledged assets, which could significantly harm our liquidity, financial condition, operating results, business and prospects and cause the price of our common stock to decline.
In July 2021, we entered into an agreement for the provision of loan facilities, or the Loan Agreement, with Kreos Capital VI (UK) Limited and Kreos Capital 2020 Opportunity (UK) Limited as the lenders, or the Lenders, that is secured by a lien covering intellectual property owned by the Company in the United States and the bank accounts of our U.S.-based subsidiaries. Drawdown of the first $25 million tranche can be made until December 31, 2021, subject to the satisfaction of customary closing conditions. Drawdown of the second tranche of $25 million can be made until June 30, 2022 and will be available subject to accelerated approval of Nefecon by the FDA. Drawdown of the third and final $25 million tranche can be made until December 31, 2022 and will be available subject to certain revenue milestones and coverage metrics.
The Loan Agreement requires us to comply with a number of covenants (affirmative and negative), including restrictive covenants that limit our ability to: incur additional indebtedness; encumber the collateral securing the loan; declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest; and merge or consolidate with or into any other organization or otherwise suffer a change in control, in each case subject to exceptions.
If we default under the facility, the lenders may accelerate all of our repayment obligations and, if we are unable to access funds to meet those obligations or to renegotiate our agreement, the lenders could take control of our pledged assets and we may need to immediately cease using the assets pledged to the lenders. If we were to renegotiate our agreement under such circumstances, the terms may be significantly less favorable to us. If we were liquidated, the lenders’ right to repayment would be senior to the rights of our stockholders to receive any proceeds from the liquidation. Any declaration of an event of default could significantly harm our liquidity, financial condition, operating results, business, and prospects and cause the price of our common stock to decline.
We may incur additional indebtedness in the future. The debt instruments governing such indebtedness may contain provisions that are as, or more, restrictive than the provisions governing our existing indebtedness under the Loan Agreement. If we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against the collateral or force us into bankruptcy or liquidation.
Risks Related to the Global Offering
The price of our equity securities may be volatile and may fluctuate due to factors beyond our control.
The price of the securities of publicly traded clinical-stage biopharmaceutical companies has been highly volatile and is likely to remain highly volatile in the future. Since the ADSs were sold at our initial U.S. public offering in June 2020 at a price of $19.50 per ADS, the price per ADS has ranged as low as $19.17 and as high as $36.65 through August 10, 2021. During this same period, common share prices have ranged from as low as SEK 90.80 to as high as SEK 155.0. The market price of the ADSs and our common shares may fluctuate significantly due to a variety of factors, including:
•
the commencement, enrollment or results of our planned and future clinical trials, including our ongoing Phase 3 trial of Nefecon;

•
positive or negative results from, or delays in, testing and clinical trials by us, strategic partners or competitors;

•
delays in entering into strategic relationships with respect to development or commercialization of our product candidates or entry into strategic relationships on terms that are not deemed to be favorable to us;

•
technological innovations or commercial product introductions by us or competitors;

•
changes or developments in laws or regulations applicable to our product candidates;

•
developments concerning proprietary rights, including patents and litigation matters;

•
public concern relating to the commercial value or safety of any of our product candidates;

•
the loss of any of our key scientific or management personnel;

•
announcements concerning our competitors or the biopharmaceutical industry in general;

•
actual or anticipated fluctuations in our operating results;

•
financing or other corporate transactions;

•
publication of research reports or comments by securities or industry analysts;

•
general market conditions in the biopharmaceutical industry or in the economy as a whole, including the COVID-19 pandemic and related global economic uncertainty;

•
the trading volume or our ADSs on The Nasdaq Global Select Market or our common shares on Nasdaq Stockholm;

•
commentary by investors on the prospects for our business, our common shares or ADSs on the internet and/or social media and resulting in trading of our common shares and/or ADSs;

•
unusual trading in our common shares and/or ADSs or securities derivative thereof, including pursuant to naked, or uncovered, short positions;

•
sales of our ADSs or common shares by us, members of our senior management and directors or our shareholders or the anticipation that such sales may occur in the future;

•
general economic, political, and market conditions and overall fluctuations in the financial markets in the United States or Sweden;

•
stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•
investors’ general perception of us and our business; and

•
other events and factors, many of which are beyond our control.

COVID-19 has spread rapidly around the world since December 2019 and has negatively affected the stock market and investor sentiment. The stock market in general, and The Nasdaq Global Select Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.
These and other market and industry factors may cause the market price and demand for our securities to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs at or above the price paid for the ADSs and may otherwise negatively affect the liquidity of the ADSs. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.
If you purchase ADSs in the U.S. offering, you will suffer immediate dilution of your investment.
You will suffer immediate and substantial dilution in the net tangible book value of the ADSs if you purchase ADSs in the U.S. offering. Based on the public offering price of $      per ADS in the U.S. offering, after giving effect to the U.S. offering, purchasers of ADSs in the U.S. offering will experience immediate dilution in net tangible book value of $      per ADS. See “Dilution” for a more detailed description of the dilution to new investors in the U.S. offering.

We have broad discretion in the use of the net proceeds from the global offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from the global offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of the ADSs to decline and delay the development of Nefecon and our other product candidates. Pending their use, we may invest the net proceeds from the global offering in a manner that does not produce income or that loses value, including due to negative interest rates in Sweden. These investments may not yield a favorable return to our investors.
Future sales, or the possibility of future sales, of a substantial number of our securities could adversely affect the price of the common shares or ADSs and dilute shareholders.
Sales of a substantial number of ADSs or ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of ADSs and ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are also unable to predict the effect that such sales may have on the prevailing market price of ADSs and ordinary shares.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $      million, or $      million if the underwriters exercise their option to purchase additional ordinary shares from us in full.
We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, (i) to fund our clinical trials, (ii) to fund pre-commercial, and, if approved, commercial activities for Nefecon, (iii) for working capital and (iv) for general corporate purposes. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with ADSs offered pursuant to this prospectus supplement for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds, in accordance with our investment policy, in short-term, investment-grade and interest-bearing securities.
We may also use a portion of the net proceeds to in-license, acquire or invest in new businesses, technologies or assets. Although we have no current agreements, commitments or understandings with respect to any such in-license or acquisition, we evaluate such opportunities and engage in related discussions with third parties from time to time.
We estimate that our cash and cash equivalents were approximately SEK 709.3 million ($81.4 million) at June 30, 2021. This financial data is preliminary and may change, and is based on information available to management as of the date of this prospectus and is subject to completion by management of our financial statements as of and for the quarter ended June 30, 2021. There can be no assurance that our final cash position as of June 30, 2021 will not differ from these estimates, including as a result of review adjustments, and any such changes could be material. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete results will be included in our interim report for the quarter ended June 30, 2021.
Based on our planned use of the net proceeds from the global offering and our existing cash and our loan facility, we estimate that such funds will be sufficient to fund our operations and capital expenditure requirements until we are cash flow positive, which is expected in the first half of 2023, subject to Nefecon being approved by regulatory authorities under the accelerated approval pathway for marketing and sale and successfully commercialized. We have based these estimates on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.
The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Due to uncertainties inherent in the product development process, it is difficult to estimate the exact amounts of the net proceeds that will be used for any particular purpose. We may use our cash resources to fund our general operations, which may alter the amount of net proceeds used for a particular purpose. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing and success of clinical trials and the timing of regulatory submissions. Accordingly, we will have broad discretion in using these proceeds.
Pending the uses described above, we plan to invest the net proceeds of this offering in short and intermediate term, interest-bearing obligations, investment-grade instruments, money market funds, certificates of deposit or direct or guaranteed obligations.

DIVIDEND POLICY
We have no present intention to pay dividends in the foreseeable future. Any recommendation by our board of directors to pay dividends will depend on many factors, including our financial condition (including losses carried-forward), results of operations, legal requirements and other factors. Furthermore, pursuant to Swedish law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory accounts prepared in accordance with Swedish accounting rules. If the price of the ADSs or the common shares declines before we pay dividends, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.

CAPITALIZATION
The following table sets forth our cash and capitalization as of March 31, 2021 on:
•
an actual basis; and

•
an as adjusted basis to give effect to the issuance of        common shares (including common shares in the form of ADSs), in the global offering at the public offering price of $      per ADS in the U.S. offering, (SEK           per common share in the European private placement), after deducting underwriting commissions and discounts and estimated offering expenses payable by us.

	As of March 31, 2021
	Actual	As Adjusted
	$ SEK	$ SEK
	(in thousands)
Cash	867,346
Shareholders’ equity
Share capital	1,998
Additional paid-in capital	2,135,476
Reserves	—
Retained earnings including net loss for the year	(1,042,133)
Total equity attributable to shareholders of the Parent Company	1,095,341
Total capitalization	1,269,515
The foregoing tables and calculations are based on the number of common shares outstanding as of March 31, 2021 and exclude:
•
1,279,086 common shares issuable upon the exercise of warrants to purchase common shares outstanding as of March 31, 2021 issued under our two warrant programs, with a weighted-average exercise price of SEK 74.37 per share, of which warrants to purchase 856,586 common shares may be exercised between January 1, 2022 and March 31, 2022, at an exercise price of SEK 74.30 per share; and warrants to purchase 422,500 common shares may be exercised between October 1, 2022 and December 31, 2022, at an exercise price of SEK 74.50 per share;

•
51,399 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2019, or the LTIP 2019;

•
31,371 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2020, or the LTIP 2020; and

•
an additional 1,485,000 common shares issuable upon the exercise of options to purchase common shares and 15,000 common shares that are reserved for future issuance under our long-term incentive plan, or the ESOP 2020.

DILUTION
If you invest in the common shares or ADSs in the global offering, your interest will be immediately diluted to the extent of the difference between the offering price per common share or ADS paid by you and the as adjusted net tangible book value per common share after the global offering. Dilution results from the fact that the offering price per common shares is substantially in excess of the net tangible book value per common share. As of March 31, 2021, we had a historical net tangible book value per common share of $1.52, or SEK 13.25 per common share (equivalent to $3.04 per ADS). Our net tangible book value per share represents total consolidated tangible assets less total consolidated liabilities, all divided by the number of shares outstanding as of March 31, 2021.
After giving effect to the sale of           common shares (including common shares in the form of ADSs) in the global offering at the public offering price of $      per ADS in the U.S. offering (SEK           per common share in the European private placement), and after deducting estimated underwriting commissions and discounts and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2021 would have been $      per common share (equivalent to $      per ADS). This represents an immediate increase in pro forma net tangible book value of $      per common share ($      per ADS) to existing shareholders and an immediate dilution of SEK           per common share ($      per ADS) to new investors.
The following table illustrates this dilution per ADS:
Public offering price per ADS	$
Historical net tangible book value per ADS as of March 31, 2021		$3.04
Increase in net tangible book value per ADS attributable to new investors	$
Pro forma net tangible book value per ADS after the global offering	$
Dilution per ADS to new investors participating in the global offering	$
If the underwriters exercise their option to purchase additional common shares (which may be in the form of ADSs) in full, our as adjusted net tangible book value as of March 31, 2021, after this offering would be SEK    per common share ($    per ADS), representing an increase in net tangible book value of SEK    per common share ($    per ADS) to existing shareholders and immediate dilution in net tangible book value of SEK    per common share ($    per ADS) to new investors.
The foregoing tables and calculations are based on the number of common shares outstanding as of March 31, 2021 and exclude:
•
1,279,086 common shares issuable upon the exercise of warrants to purchase common shares outstanding as of March 31, 2021 issued under our two warrant programs, with a weighted-average exercise price of SEK 74.37 per share, of which warrants to purchase 856,586 common shares may be exercised between January 1, 2022 and March 31, 2022, at an exercise price of SEK 74.30 per share; and warrants to purchase 422,500 common shares may be exercised between October 1, 2022 and December 31, 2022, at an exercise price of SEK 74.50 per share;

•
51,399 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2019, or the LTIP 2019;

•
31,371 common shares issuable upon the exercise of options to purchase common shares outstanding as of March 31, 2021 under our Long-Term Board Incentive Plan 2020, or the LTIP 2020; and

•
an additional 1,485,000 common shares issuable upon the exercise of options to purchase common shares and 15,000 common shares that are reserved for future issuance under our long-term incentive plan, or the ESOP 2020.

MATERIAL INCOME TAX CONSIDERATIONS
The following summary contains a description of material Swedish and U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares or ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire common shares or ADSs in the global offering.
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a description of certain material U.S. federal income tax considerations for U.S. Holders (defined below) with respect to their ownership and disposition of our common shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire common shares or ADSs. This discussion applies only to a U.S. Holder that is an initial purchaser of the common shares or ADSs pursuant to the global offering and that holds our common shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, the special tax accounting rules pursuant to Section 451(b) of the Code, and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
banks, insurance companies, and certain other financial institutions;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding common shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to common shares or ADSs;

•
persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•
brokers, dealers or traders in securities, commodities or currencies;

•
tax-exempt entities or government organizations;

•
S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•
regulated investment companies or real estate investment trusts;

•
persons who acquired our common shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; and

•
persons who own (directly, constructively or through attribution) 10% or more (by vote or value) of our outstanding common shares or ADS.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares or ADSs and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of common shares or ADSs.
The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the Convention Between the Government of the United States and the Government of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed on September 1, 1994 or the U.S.-Sweden Tax Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein-possibly with retroactive effect.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares or ADSs and is:

(i)
an individual who is a citizen or individual resident of the United States;

(ii)
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Accordingly, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the common shares represented by the ADS.
PERSONS CONSIDERING AN INVESTMENT IN COMMON SHARES OR ADSs SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.
PFIC Rules
A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:
•
at least 75% of its gross income is passive income (such as interest income); or

•
at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes, the equity of which we own, directly or indirectly, 25% or more (by value).
A separate determination must be made after the close of each taxable year as to whether we are a PFIC for that year. As a result, our PFIC status may change from year to year. The total value of our assets for purposes of the asset test generally will be calculated using the market price of the common shares or ADSs, which may fluctuate considerably. Fluctuations in the market price of the common shares or ADSs may result in our being a PFIC for any taxable year. In addition, the composition of our assets will also be affected by how, and how quickly, we spend the cash we raise in any offering, including the global offering. Our income for a taxable year will be affected by whether we receive certain milestone payments in such year, and whether certain gains from foreign currency exchanges are treated as passive income for purposes of the PFIC income test. Based upon the value of our assets and the composition of our income and assets, we do not believe we were a PFIC for the 2019 and 2020 taxable years. Although it is uncertain whether we will be a PFIC for the 2021 taxable year or any subsequent taxable years, we do not currently expect to be a PFIC for the 2021 taxable year.
Our status as a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Because of the uncertainties involved in determining our PFIC status, we cannot provide any assurances regarding our PFIC status.
If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the common shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the common shares or ADSs, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules. If the “deemed sale” election is made, the U.S. Holder will be deemed to sell the ADSs it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC which may result in recognition of gain (but not loss) taxable under the PFIC “excess distribution” regime described below without the receipt of any corresponding cash. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s common shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the common shares or ADSs.
For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of common shares or ADSs, unless (i) such U.S. Holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC or (ii) our common shares or ADSs constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the common shares or ADSs will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the common shares or ADSs;

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares or ADSs cannot be treated as capital, even if a U.S. Holder holds the common shares or ADSs as capital assets. In addition, if we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.
If a U.S. Holder makes an effective QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. However, a U.S. Holder can only make a qualified electing fund election with respect to common shares in a PFIC if such company agrees to furnish such U.S. Holder with certain tax information annually. We do not currently intend to provide U.S. Holders with the information necessary for U.S. Holders to make a QEF Election. Therefore you should assume that you will not receive such information from us and would therefore be unable to make a QEF Election with respect to any of our common shares or ADSs were we to be or become a PFIC.
U.S. Holders can avoid the interest charge on excess distributions or gain relating to the common shares or ADSs by making a mark-to-market election with respect to the common shares or ADSs, provided that the common shares or ADSs are “marketable.” Common shares or ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the common shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs are listed on The Nasdaq Global Select Market, which is a qualified exchange for these purposes. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the common shares or ADSs.

An U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the common shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the common shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the common shares or ADSs over the fair market value of the common shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the common shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the common shares or ADSs cease to be marketable.
However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our common shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.
Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to make an annual filing containing such information as the U.S. Treasury may require. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE COMMON SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE COMMON SHARES OR ADSs.
Taxation of Distributions
Subject to the discussion above under “PFIC rules,” distributions paid on common shares or ADSs, other than certain pro rata distributions of common shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not intend to calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on our common shares or ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below) if we are a “qualified foreign corporation” and certain other requirements (discussed below) are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on common shares or ADSs that are readily tradable on an established securities market in the United States. Our ADSs are listed on The Nasdaq Global Select Market. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States. We are incorporated under the laws of Sweden, and we believe that we qualify as a resident of Sweden for purposes of, and are eligible for the benefits of, the U.S.-Sweden Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Sweden Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion regarding PFIC, such dividends will generally be expected to be “qualified dividend income” in the hands of individual U.S. Holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. However, the qualified dividend income treatment will not apply if we are treated as a PFIC with respect to the U.S. Holder.

The amount of any dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.
Subject to applicable limitations, some of which may vary depending upon your circumstances, Swedish income taxes withheld from dividend payments on shares at a rate not exceeding an applicable rate under the U.S.-Sweden Tax Treaty will be creditable against your U.S. federal income tax liability. Swedish income taxes withheld in excess of the applicable t rate under the U.S.-Sweden Tax Treaty will not be eligible for credit against your U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.
Sale or Other Taxable Disposition of Common Shares and ADSs
Subject to the discussion above under “PFIC rules,” gain or loss realized on the sale or other taxable disposition of common shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the common shares or ADSs, subject to certain exceptions (including an exception for common shares or ADSs held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the common shares or ADSs.
Material Swedish Tax Considerations
The following is a summary of certain material Swedish tax issues for holders of common shares or ADSs that are not resident in Sweden for tax purposes. The summary is based on current legislation and is intended to provide general information only. The summary does not cover, inter alia, the special rules regarding tax-free dividends that may be applicable when investors hold common shares or ADSs that are deemed to be held for business purposes (for tax purposes), foreign companies conducting business through a permanent establishment in Sweden, or foreign companies that have been Swedish companies. Each person considering an investment in common shares or ADSs is advised to consult an independent tax advisor as to the tax consequences that could arise from the acquisition, ownership and disposition of the common shares or ADSs.

Taxation of Dividends
For holders not resident in Sweden for tax purposes that receive dividends on common shares or ADSs of a Swedish limited liability company, Swedish withholding tax is normally withheld. The same withholding tax applies to certain other payments made by a Swedish limited liability company, such as payments as a result of redemption of shares and repurchase of shares through an offer directed to all shareholders or all holders of a certain class. The withholding tax rate is 30%. The tax rate is, however, generally reduced under an applicable tax treaty. For example, under the U.S.-Sweden Tax Treaty the tax rate on dividends paid to U.S. holders entitled to the benefits of the U.S.-Sweden Tax Treaty should not exceed 15%. In Sweden, withholding tax deductions are normally carried out by Euroclear Sweden AB or, in respect of nominee-registered shares, by the nominee. The tax treaties Sweden has entered into generally enable the withholding tax deduction to be made in accordance with the tax rate stipulated in the treaty, provided that Euroclear Sweden AB or the nominee, as applicable, has received the required information concerning the tax residency of the investor entitled to the dividend (this applies also under the U.S.-Sweden tax treaty). Furthermore, investors entitled to reduced tax rates under applicable tax treaties may claim a refund from the Swedish tax authorities within five calendar years following the year the dividend was distributed if the full withholding tax rate at 30% has been withheld.
Taxation of Capital Gains
Holders not resident in Sweden for tax purposes are normally not liable for capital gains taxation in Sweden upon disposals of common shares or ADSs. Holders of common shares or ADSs may, however, be subject to taxation in their state of residence.
According to a special rule, private individuals not resident in Sweden for tax purposes are, however, subject to Swedish capital gains taxation upon disposals of common shares or ADSs if they have been residents of Sweden due to a habitual abode in Sweden or a stay in Sweden for six consecutive months at any time during the calendar year of disposal or the ten calendar years preceding the year of disposal. In a number of cases though, the applicability of this rule is limited by tax treaties. For example, under the U.S.-Sweden Tax Treaty this rule applies for ten years from the date the private individuals became non-resident of Sweden for tax purposes.

UNDERWRITING
The global offering consists of a total of shares, consisting of:
•
an offering of a total of            common shares in the form of ADSs in the United States, referred to as the U.S. offering; and

•
a concurrent private placement of a total of           common shares in Europe (including Sweden) and countries outside of the United States, referred to as the European private placement.

Jefferies LLC, Carnegie Investment Bank and Kempen & Co. U.S.A., Inc., are acting as the global coordinators and joint book-running managers of the global offering. Jefferies LLC and Kempen & Co U.S.A., Inc. are acting as representatives of the underwriters in the U.S. offering. Jefferies LLC, Carnegie Investment Bank AB and Van Lanschot Kempen N.V. are acting as representatives of the underwriters in the European private placement. As used herein, the term “underwriters” refers to with respect to the U.S. offering, the underwriters offering common shares in the form of ADSs in the United States and, with respect to the European private placement, the underwriters offering common shares in Europe, as the case may be. The underwriters in the U.S. offering and the underwriters in the European private placement are collectively referred to herein as the “underwriters.” Sales of shares made outside the United States may be made by affiliates of the underwriters.
Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus, each underwriter named below has agreed, severally and not jointly, to purchase, and we have agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter’s name in the U.S. offering.
Underwriter	Number of ADSs
Jefferies LLC
Kempen & Co U.S.A., Inc.
Total
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name in the European private placement.
Underwriter	Number of Common Shares
Jefferies LLC
Carnegie Investment Bank AB
Van Lanschot Kempen N.V.
Total
The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares or ADSs, as the case may be, included in the global offering are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the common shares or ADSs if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common shares and ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common shares or ADSs, that you will be able to sell any of the common shares or ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the common shares and ADSs subject to their acceptance of the common shares and ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the common shares and ADSs the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of SEK      per common share or $      per ADS. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of SEK           per common share or $      per ADS to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the per ADS, per common share and total public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares (including in the form of ADSs).
	Per ADS		Per Common Share		Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional Common Shares	With Option to Purchase Additional Common Shares	Without Option to Purchase Additional ADSs and/or Common Shares	With Option to Purchase Additional ADSs and/or Common Shares
Public offering price	$	$	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$	$	$
Proceeds to us, before expenses	$	$	$	$	$	$
We estimate expenses payable by us in connection with the global offering, other than the underwriting discounts and commissions referred to above, will be approximately $      . We have also agreed to reimburse the underwriters for expenses in an amount up to $35,000 relating to the clearance of the global offering with the Financial Industry Regulatory Authority, Inc.
Listing
Our common shares are listed on Nasdaq Stockholm under the trading symbol “CALTX”. Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “CALT”.
Stamp Taxes
If you purchase common shares or ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Option to Purchase Additional Common Shares (Which May be in the Form of ADSs)
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of           additional common

shares (which may be in the form of ADSs) from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional common shares (which may be in the form of ADSs) proportionate to that underwriter’s initial purchase commitment as indicated in the table above. Any common shares or ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other common shares and ADSs that are the subject of the global offering.
No Sales of Similar Securities
We, our officers, directors and holders of all or substantially all our outstanding common shares and ADSs have agreed, for a period of 90 days from the date of this prospectus, subject to specified exceptions, not to directly or indirectly:
•
sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•
otherwise dispose of any common shares, ADSs, options or warrants to acquire common shares or ADSs, or securities exchangeable or exercisable for or convertible into ordinary shares or ADSs currently or hereafter owned either of record or beneficially, or

•
publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC, Carnegie Investment Bank AB and Van Lanschot Kempen N.V. and Kempen & Co. U.S.A., Inc.

Jefferies LLC, Carnegie Investment Bank AB and Kempen & Co. U.S.A., Inc. may, in their discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of common shares or ADSs prior to the expiration of the lock-up period.
Stabilization
In connection with the global offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales of ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common shares (including in the form of ADSs), and other transactions that would stabilize, maintain or otherwise affect the price of our ADSs and common shares.
•
Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the global offering.

•
“Covered” short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters’ option to purchase additional common shares (including in the form of ADSs).

•
“Naked” short sales are sales of ADSs in an amount in excess of the number of ADSs and common shares represented by the underwriters’ option to purchase additional common shares (including in the form of ADSs).

•
Covering transactions involve purchases of ADSs either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•
To close a naked short position, the underwriters must purchase ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs and common shares in the open market after pricing that could adversely affect investors who purchase in the global offering.

•
To close a covered short position, the underwriters must purchase ADSs in the open market or must exercise the underwriters’ option to purchase additional common shares (including in the form of ADSs). In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the underwriters’ option to purchase additional common shares (including in the form of ADSs).
•
As an additional means of facilitating the global offering, the underwriters may bid for, and purchase, ADSs, as long as such bids do not exceed a specified maximum, to stabilize the price of the ADSs.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs and common shares. They may also cause the price of the ADSs and common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters intend to conduct the stabilization activities described herein in the U.S securities markets, including on The Nasdaq Global Select Market, in compliance with Regulation M under the Securities Exchange Act of 1934, as amended, subject to applicable regulations. The underwriters do not plan to conduct any stabilization activities on Nasdaq Stockholm. If the underwriters commence any of these transactions, they may discontinue them at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares and ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Conflicts of Interest
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common shares and ADSs offered hereby. Any such short positions could adversely affect future trading prices of the common shares and ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area, or EEA Member State, an offer to the public of any of our ADSs or common shares which are the subject of the global offering contemplated by this document may not be made in that EEA Member State except that an offer to the public in that EEA Member State of any of our ADSs or common shares may be made at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs or common shares shall require us or any of underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No ADSs or common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs or common shares which has been approved by the Financial Conduct Authority, except that the ADSs and common shares may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA;

provided in each case that no such offer of the ADSs or common shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in France
Neither this prospectus nor any other offering material relating to the ADSs and common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs and common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs and common shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the ADSs and common shares to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs and common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
The ADSs and common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs or common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs or common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The ADSs and common shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ADSs and common shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs or common shares may not be circulated or distributed, nor may the ADSs or common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the ADSs or common shares are subscribed or purchased under Section 275 of the SFA by a relevant party which is:
•
corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs or common shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

Notice to Prospective Investors in Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase ADSs or common shares under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authorities, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our ADSs or common shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs or common shares described herein. Neither the ADSs or common shares may be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or common shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs or common shares may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the ADSs or common shares have been or will be filed with or approved by any Swiss regulatory authority. Neither the ADSs or common shares are subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ADSs will not benefit from protection or supervision by such authority.
Notice to Prospective Investors in Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES RELATED TO THE OFFERING
We estimate the fees and expenses to be incurred by us in connection with the sale of the common shares in this offering, other than underwriting discounts and commissions applicable to this offering payable by us, as set forth in the following table. Solely for purposes of calculating net proceeds from this offering, we have allocated all such expenses toward this offering:
SEC registration fee	$(1)
FINRA filing fees	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Printing expenses	(2)
Miscellaneous expenses	(2)
Total	$(2)

(1)
Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.

(2)
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS
The validity of our common shares and ADSs and certain other matters of Swedish law and U.S. federal law will be passed upon for us by Advokatfirman Vinge, Stockholm, Sweden and Goodwin Procter LLP, New York, NY, respectively. Legal counsel to the underwriters in connection with the global offering are Cooley LLP, New York, New York and Baker & McKenzie Advokatbyrå KB, Stockholm, Sweden.
EXPERTS
The consolidated financial statements of Calliditas Therapeutics AB and its subsidiaries as of December 31, 2019 and December 31, 2020, and for the years then ended, have been incorporated in the accompanying prospectus and in the registration statement in reliance upon the reports of Ernst & Young AB, independent registered public accounting firm, appearing elsewhere and upon the authority of said firm as experts in accounting and auditing.
The registered business address of Ernst & Young AB is Box 7850, 103 99, Stockholm, Sweden.
The consolidated financial statements of Genkyotex S.A. and its subsidiary as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and the year ended December 31, 2019 have been incorporated in the accompanying prospectus and in the registration statement in reliance upon the report of KPMG S.A., independent auditors, appearing elsewhere, and upon the authority of said firm as experts in accounting and auditing. KPMG S.A.’s report expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as disclosed in Note 2.1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.
The registered business address of KPMG S.A. is 51 Rue de Saint-Cyr, CS 60409, 69338 Lyon Cedex 9, France.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated and currently existing under the laws of Sweden. In addition, certain of our directors and officers reside outside of the United States and substantially all of the assets of our subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws. In addition, uncertainty exists as to whether the courts of Sweden would:
•
recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in Sweden against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The United States and Sweden currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Sweden. In order to obtain a judgment which is enforceable in Sweden, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in Sweden. Such party may submit to the Swedish court the final judgment rendered by the U.S. court. This court will have discretion to attach such weight to the judgment rendered by the relevant U.S. court depending on the circumstances. Circumstances that may be relevant to the Swedish court in deciding to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations thereunder without re-examination or re-litigation of the substantive matters adjudicated upon include whether: (i) the court involved accepted jurisdiction on the basis of internationally recognized grounds to accept jurisdiction, (ii) the proceedings before such court are in compliance with principles of proper procedure, (iii) such judgment is not contrary to the public policy of Sweden and (iv) such judgment is not incompatible with a judgment given between the same parties by a Swedish court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment fulfills the conditions necessary for it to be given binding effect in Sweden. Swedish courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Swedish court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.
Swedish civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swedish law.
Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in Sweden judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, it is doubtful whether a Swedish court would accept jurisdiction and impose civil liability in an original action commenced in Sweden and predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act covering the offered securities. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus.
This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. We maintain a corporate website at www.calliditas.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.
We will send the depositary a copy of all notices of shareholders meetings and other reports, communications and information that are made generally available to shareholders. The depositary has agreed to mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all holders of ADSs such notices and all such other reports and communications received by the depositary.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:
•
Our annual report on Form 20-F for the year ended December 31, 2020 as filed with the SEC on April 27, 2021.

•
Our Form 6-Ks filed with the SEC on January 19, 2021, January 20, 2021, January 21, 2021, January 28, 2021, February 18, 2021, March 15, 2021, April 23, 2021, April 26, 2021, April 27, 2021, April 28, 2021, May 18, 2021, May 27, 2021, May 28, 2021, July 19, 2021, July 23, 2021 and August 9, 2021.

•
The description of the ADSs and common shares contained in our Form 8-A filed with the SEC on June 2, 2020, including any amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:
Calliditas Therapeutics AB
Kungsbron 1, C8
SE-111 22
Stockholm, Sweden Tel: + 46 (0) 8 411 3005
Attention: Investor Relations
You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS
Common Shares
Common Shares in the Form of American Depositary Shares
Debt Securities
Warrants
Units
We may offer, issue and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell our securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Our common shares may be represented by American Depository Shares, or ADSs. Each ADS represents two common shares. ADSs representing our common shares are listed on The Nasdaq Global Select Market under the symbol “CALT.” On July 9, 2021, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $32.00 per ADS.
Our common shares are traded on Nasdaq Stockholm under the symbol “CALTX.” The closing price of our shares on Nasdaq Stockholm on July 9, 2021 was SEK 137.8 per share, which equals a price of $32.05 per ADS based on the SEK/U.S. dollar exchange rate of SEK 8.60 to $1.00 as of July 9, 2021 and an ADS-to-share ratio of 1:2.

Investing in these securities involves certain risks. Please refer to the risks described in the “Risk Factors” section beginning on page 4 of this prospectus, as well as in any document incorporated by reference in this prospectus or set forth in any accompanying prospectus supplement for a description of risks you should consider when evaluating an investment in the debt securities described herein.
None of the Securities and Exchange Commission, any state securities commission, the Swedish Financial Supervisory Authority or any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus from time to time and in one or more offerings. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find Additional Information” and “Incorporation by Reference.”
You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the case of the U.S. Persons outside the U.S. who come into possession of this prospectus, who must inform themselves of, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the U.S.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Calliditas Therapeutics AB,” “Calliditas Therapeutics,” “Calliditas,” “the company,” “we,” “us” and “our” refer to Calliditas Therapeutics AB and its wholly owned subsidiaries.
We own various trademark registrations and applications, and unregistered trademarks, including CALLIDITAS (registered in the European Union and filed a United States trademark application), CALLIDITAS THERAPEUTICS (filed a United States trademark application), PHARMALINK (registered in the United States and Sweden) and NEFECON (registered in the United States, Sweden and the European Union) and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information.”
PRESENTATION OF FINANCIAL INFORMATION
We prepare our audited consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None

of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. All references in this prospectus to “$” are to U.S. dollars and all references to “SEK” are to Swedish Kronor. Unless otherwise indicated, certain SEK amounts contained in this prospectus have been translated into U.S. dollars at the rate of SEK 8.60 to $1.00, which was the rate of Sveriges Riksbank on July 9, 2021. These translations should not be considered representations that any such amounts have been, could have been or could be converted into SEK at that or any other exchange rate as of that or any other date.
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. Our historical consolidated financial statements present the consolidated results of operations of Calliditas Therapeutics AB and its wholly owned subsidiaries.

OUR BUSINESS
We are a clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments in orphan indications, with an initial focus on renal and hepatic diseases with significant unmet medical needs. Our lead product candidate, Nefecon, is a proprietary, novel oral formulation of budesonide, an established, highly potent local immunosuppressant, for the treatment of the autoimmune renal disease IgA nephropathy, or IgAN, for which there is a high unmet medical need and there are no approved treatments. IgAN is a progressive, chronic disease that over time results in deterioration of kidney function in patients, many of whom end up at risk of developing end-stage renal disease, or ESRD, with the need for dialysis or kidney transplant. Nefecon is currently the only pharmaceutical candidate in development for IgAN that is intended to be disease-modifying. Nefecon targets the ileum, the distal region of the small intestine, which is the presumed origin of IgAN due to the ileum being the location of the highest concentration of the Peyer’s patches, which are responsible for the production of secretory immunoglobulin A, or IgA, antibodies. Nefecon is the only compound in development for IgAN that has met the primary and key secondary endpoints in a randomized, double-blind, placebo-controlled Phase 3 clinical trial. Nefecon has been granted orphan drug designation for the treatment of IgAN in the United States and the European Union. We also recently acquired a controlling interest in Genkyotex S.A., or Genkyotex, providing us with access to a novel platform of Nicotinamide adenine dinucleotide phosphate, oxidase, or NOX, inhibitors, which we intend to primarily develop for orphan diseases with fibrotic components, with a main focus on kidney and liver diseases.
We were founded in accordance with Swedish law on February 20, 2004 under the name Pharmalink AB and were registered with the Swedish Companies Registration Office on April 15, 2004. On September 19, 2017, we changed our name to Calliditas Therapeutics AB. We have one wholly-owned subsidiary, located in Sweden and two wholly-owned subsidiaries in the United States. The U.S. subsidiaries are Calliditas Therapeutics US Inc. and Calliditas NA Enterprises Inc., and the Swedish subsidiary is Nefecon AB. We have two additional subsidiaries, Genkyotex S.A., located in France, and Genkyotex Suisse S.A., located in Switzerland.
Our registered office is located at Kungsbron 1, C8, SE-111 22, Stockholm, Sweden, and our telephone number is +46 (0) 8 411 3005. Our website address is www.calliditas.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or accessible through our website is not incorporated by reference into this prospectus.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) the Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on April 27, 2021 (File No. 001-39308), which is incorporated herein by reference, and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains express or implied forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•
the timing, progress and results of our ongoing Phase 3 clinical trial for Nefecon and development plans for sentanaxib or any other future product candidates;

•
the potential attributes and benefits of Nefecon, sentanaxib and other product candidates and their competitive position with respect to alternative treatments;

•
the timing, scope or likelihood of domestic and foreign regulatory filings and approvals;

•
the potential benefit of orphan drug designation, the FDA’s accelerated approval pathway, the EMA’s conditional approval pathway, the FDA’s Section 505(b)(2) pathway and the EMA’s hybrid application pathway for Nefecon or any other future product candidates;

•
our ability and plans to use proteinuria as the primary endpoint for our Phase 3 clinical trial for Nefecon to support approval by the FDA, EMA or comparable foreign regulatory authorities;

•
our ability to successfully identify and develop other potential product candidates;

•
the impact of the COVID-19 pandemic to our business and clinical trials as well as supply of our product candidates;

•
our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

•
our manufacturing, commercialization and marketing capabilities and strategy;

•
the rate and degree of market acceptance and clinical utility of Nefecon, sentanaxib and any future product candidates;

•
the timing of our submission of marketing applications to the FDA and EMA for Nefecon;

•
the anticipated benefits of our acquisition of Genkyotex S.A., or Genkyotex;

•
our ability to integrate Genkyotex’s operations, pipeline of product candidates and personnel with our business;

•
our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals, including sales and marketing personnel if Nefecon or other future product candidates are approved;

•
our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

•
our competitive position, and developments and projections relating to our competitors and our industry, including estimates of the size and growth potential of the markets for our product candidates;

•
our plans to enter into collaborations for commercialization of Nefecon, sentanaxib or any future product candidates;

•
whether we are classified as a passive foreign investment company for current and future periods;

•
our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
our exposure to additional scrutiny as a U.S. public company;

•
our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•
our use of proceeds from this offering; and

•
the impact of laws and regulations.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.
The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

THE SECURITIES WE MAY OFFER
The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
We may sell from time to time, in one or more offerings:
•
common shares;

•
common shares represented by ADSs;

•
series of senior or subordinated debt securities;

•
warrants to purchase common shares which may be represented by ADSs; and/or

•
units consisting of one or more of the foregoing

The terms of any securities we offer will be determined at the time of sale. We may issue securities that are exchangeable for or convertible into common shares or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
Introduction
Set forth below is a summary of certain information concerning our share capital as well, as a description of certain provisions of our articles of association and relevant provisions of the Swedish Companies Act. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association and applicable Swedish law. Further, please note that as a holder of ADSs, you will not be treated as one of our shareholders and will not have any shareholder rights.
General
We were founded in accordance with Swedish law on February 20, 2004 under the name Pharmalink AB and were registered with the Swedish Companies Registration Office on April 15, 2004. On September 19, 2017, we changed our name to Calliditas Therapeutics AB. Our common shares have been listed for trading on Nasdaq Stockholm since June 29, 2018 under the ticker “CALTX.” Our ADSs have been listed for trading on The Nasdaq Global Select Market since June 5, 2020 under the ticker “CALT.”
We have one wholly-owned subsidiary located in Sweden and two wholly-owned subsidiaries in the United States. The U.S. subsidiaries are Calliditas Therapeutics US Inc. and Calliditas NA Enterprises Inc. and the Swedish subsidiary is Nefecon AB. We have two additional subsidiaries, Genkyotex S.A., located in France, and Genkyotex Suisse S.A., located in Switzerland.
Our registered office is located at Kungsbron 1, C8, SE-111 22, Stockholm, Sweden, and our telephone number is +46 (0) 8 411 3005. Our website address is www.calliditas.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or accessible through our website is not incorporated by reference into this prospectus.
Common Shares
All of our outstanding common shares have been validly issued, fully paid and non-assessable, and are not redeemable and do not have any preemptive rights other than under the Swedish Companies Act as described below. In accordance with our articles of association, all of the common shares are in one class of shares, denominated in SEK. As of March 31, 2021, we had issued and outstanding 49,941,584 common shares.
The development in the number of shares since our foundation in 2004 is shown below.

Year	Transaction	Nominal Value	Subscription Price per Share (SEK)	Increase in Number of Shares	Increase in Share Capital (SEK)	Total Number of Shares	Total Share Capital (SEK)
2004	Foundation	100	—	1,000	100,000	1,000	100,000
2004	New share issue	100	25,000	12	1,200	1,012	101,200
2005	New share issue	100	50,562	178	17,800	1,190	119,000
2009	New share issue	100	60,000	132	13,200	1,322	132,000
2012	New share issue	100	52,950	664	66,400	1,986	198,600
2013	New share issue	100	52,950	813	81,300	2,799	279,900
2014	New share issue	100	52,950	189	18,900	2,988	298,800
2014	New share issue	100	52,950	809	80,900	3,797	379,700
2015	New share issue	100	52,950	756	75,600	4,553	455,300
2016	New share issue	100	52,950	752	75,200	5,305	530,500
2017	New share issue	100	52,950	605	60,500	5,910	591,000
2017	Share split (1:10)	10	—	53,190	—	59,100	591,000
2017	New share issue	10	5,295	7,026	70,260	66,126	661,260
2017	New share issue	10	5,295	566	5,660	66,692	666,920
2017	Share split (1:250)	0.04		16,606,308	—	16,673,000	666,920
2018	Conversion of bridge loans in connection with offering	0.04	45.00	2,114,903	84,596.12	18,787,903	751,516.12
2018	New share issue in connection with listing	0.04	45.00	16,414,444	656,577.76	35,202,347	1,408,093.88
2019	New share issue	0.04	60.00	3,505,291	140,211.64	38,707,638	1,548,305.52
2020	New share issue in connection with listing	0.04	89.70	9,937,446	397,497.80	48,645,084	1,945,803.40
2020	Exercise of Warrant program	0.04	42.36	1,296,500	52,860.00	49,941,584	1,997,663.40
There were no special terms or installment payments for any of the transactions listed above. There have been two changes in voting rights since we were listed on Nasdaq Stockholm in 2018 through a directed share issue in July 2019, entailing an increase of the number of shares and votes with 3,505,291 and share capital with SEK 140,211.64, and the initial public offering on the Nasdaq Global Select Market in June 2020, entailing an increase of the number of shares with 9,937,446 and share capital with SEK 397,497.80. During the period as a listed company, there has not been any reduction of amount of share capital.
At the 2021 annual general meeting held on May 27, 2021 our shareholders resolved that for the period until the 2022 annual general meeting, our board of directors would be authorized to, at one or several occasions, increase our share capital by issuing new shares. Such share issue resolution may be made with or without deviation from the shareholders’ preferential rights, where payment for new share can be made in cash, contribution in kind, debt conversion or in accordance with certain other conditions. The authorization may only be utilized to the extent that it corresponds to a dilution of not more than 20% of the total number of outstanding shares outstanding as per the time of the annual general meeting. The authorization was proposed by the board of directors to increase its financial flexibility. Should the board of directors resolve on an issue with deviation from the shareholders’ preferential rights, the reason for such deviation shall be to finance an acquisition, to procure capital to finance the continued development of projects or to commercialize our products. Any share issue under the authorization must be made at market terms and conditions. The subscription price will be determined by the board of directors. Any new shares issued on the basis of the authorization will rank pari passu with our existing shares.

On the date of the 2021 annual general meeting, we had 49,941,584 shares outstanding. As such, under the authorization, the board of directors is authorized to issue up to 12,485,396 new shares.
Below are summaries of the material provisions of our articles of association and of related material provisions of the Swedish Companies Act.
Articles of Association
Object of the Company
Our object is set forth in Section 3 of our articles of association and is to, directly or through subsidiaries, conduct research and development as well as the manufacture and sale of pharmaceuticals and medical devices, own and manage shares and other securities as well as other tangible and intangible property, as well as any other business associated therewith.
Powers of the Directors
Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his or her actions. Our board of directors may exercise all powers that are not required under the Swedish Companies Act or under our articles of association to be exercised or taken by our shareholders.
Number of Directors
Our articles of association provide that our board of directors shall consist of three to ten members. Our board of directors currently has five members, with no deputy members.
Rights Attached to Shares
All of the common shares have equal rights to our assets and earnings and are entitled to one vote at the general meeting. At the general meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each common share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible bonds relative to the number of shares they own and have equal rights to dividends and any surplus capital upon liquidation. Shareholders’ rights can only be changed in accordance with the procedures set out in the Swedish Companies Act. Transfers of shares are not subject to any restrictions.
Exclusive Forum
Our articles of association provide that, unless we consent in writing to the selection of an alternative forum and without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act, the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. We recognize that the proposed Federal Forum Provision may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of New York. Additionally, proposed Federal Forum Provision may limit our shareholders’ ability to bring a claim in a U.S. judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders.
Preemptive Rights
Under the Swedish Companies Act, shareholders of any class of shares will generally have a preemptive right to subscribe for shares or warrants issued of any class in proportion to their shareholdings. Shareholders will have preferential rights to subscribe for new shares in proportion to the number of shares they own. If an offering is not fully subscribed for based on subscription rights, shares may be allocated to subscribers without subscription rights. The preemptive right to subscribe does not apply in respect of shares issued for consideration by payment in kind or of shares issued pursuant to convertible debentures or warrants previously issued by the company.
The preemptive right to subscribe for new shares may be set aside. A share issue with deviation from the shareholders’ preemptive rights may be resolved either by the shareholders at a general meeting, or by the board of directors if the board resolution is preceded by an authorization therefor from the general meeting. A resolution to issue shares with deviation from the shareholders’ preemptive rights and a resolution to authorize the board of directors to do the same must be passed by two-thirds of both the votes cast and the shares represented at the general meeting resolving on the share issue or the authorization of the board of directors.
Voting at Shareholder Meetings
Under the Swedish Companies Act, shareholders entered into the shareholders’ register as of the record date are entitled to vote at a general meeting (in person or by appointing a proxyholder). In accordance with our articles of association, shareholders must give notice of their intention to attend the general meeting no later than the date specified in the notice. Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a general meeting must request to be temporary registered as a shareholder and entered into the shareholders’ register four business days prior to the date of the general meeting. In addition, the board of directors has the right before a shareholders’ meeting to decide whether shareholders shall be able to exercise their right to vote by mail before the shareholders’ meeting. The rights described herein do not apply to holders of ADSs. See “Description of American Depositary Shares.”
Shareholder Meetings
The general meeting of shareholders is our highest decision-making body and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register held by Euroclear Sweden AB six business days before the meeting and have notified us no later than the date specified in the notice described below have the right to participate at our general meetings, either in person or by a representative. All shareholders have the same participation and voting rights at general meetings. At the annual general meeting, inter alia, members of the board of directors are elected, the principles for the appointment of the nomination committee are established, and a vote is held on whether each individual board member and the chief executive officer will be discharged from any potential liabilities for the previous fiscal year. Auditors are elected as well. Decisions are made concerning adoption of annual reports, allocation of earnings, fees for the board of directors and the auditors, guidelines for executive remuneration and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances. See “— Differences in Corporate Law-Shareholder Vote on Certain Transactions.”
Shareholders have the right to ask questions to our board of directors and managers at general meetings which pertain to the business of the company and also have an issue brought forward at the general meeting. In order for us to include the issue in the notice of the annual general meeting, a request of issue discussion must be received by us normally seven weeks before the meeting. Any request for the discussion of an issue at the annual general meeting shall be made to the board of directors and any request within the nomination committee’s competence shall be made to the nomination committee. The board shall convene an extraordinary general meeting if shareholders who together represent at least 10% of all shares in the company so demand in writing to discuss or resolve on a specific issue.
The arrangements for the calling of general meetings are described below in “— Differences in Corporate Law — Annual General Meeting” and “— Differences in Corporate Law — Special Meeting.”
Notices
The Swedish Companies Act requirements for notice are described below in “— Differences in Corporate Law-Notices.”
Subject to our articles of association and Nasdaq Stockholm’s Rulebook for Issuers, we must publish the full notice of a general meeting by way of press release, on our website and in the Swedish Official Gazette, and must also publish in the Svenska Dagbladet, a daily Swedish newspaper, that such notice has been published. The notice of the annual general meeting will be published six to four weeks before the meeting. The notice must include an agenda listing each item that shall be voted upon at the meeting. The notice of any extraordinary general meeting will be published six to three weeks before the meeting. Pursuant to the Swedish Code of Corporate Governance, which does not carry the force of law but is considered ideal corporate governance practice for Swedish companies whose shares trade on a regulated market, we shall, as soon as the time and venue for the annual general meeting have been decided, and no later than in conjunction with the third quarter report, publish such information on our website.
Record Date
Under the Swedish Companies Act, in order for a shareholder to participate in a shareholders’ meeting, the shareholder must have its shares registered in its own name in the share register for four business days. In accordance with section 8 of our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting no later than the date specified in the notice.
Amendments to the Articles of Associations
Under the Swedish Companies Act, an amendment of our articles of association requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment, however, any amendment must be approved by not less than two-thirds of the votes cast and represented at the meeting. The board of directors is not allowed to make amendments to the articles of association absent shareholder approval.
Provisions Restricting Change in Control of Our Company
Neither our articles of association nor the Swedish Companies Act contains any restrictions on change of control.
Differences in Corporate Law
The applicable provisions of the Swedish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of, inter alia, the Swedish Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. We are not subject to Delaware law but are presenting this description for comparative purposes. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Swedish law.
Number of Directors
Sweden. Under the Swedish Companies Act, a public company shall have a board of directors consisting of at least three directors. More than half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office). The actual number of board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association. Under the Swedish Code of Corporate Governance, only one director may also be a senior executive of the relevant company or a subsidiary. The Swedish Code of Corporate Governance includes certain independence requirements for the directors, and requires a majority of the directors to be independent of the company and at least two directors to also be independent of major shareholders.	Delaware. Under the Delaware General Corporation Law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws. The Delaware General Corporation Law does not address director independence, though Delaware courts have provided general guidance as to determining independence, including that the determination must be both an objective and a subjective assessment.

Removal of Directors
Sweden. Under the Swedish Companies Act, directors appointed at a general meeting may be removed by a resolution adopted at a general meeting, upon the affirmative vote of a simple majority of the votes cast.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.
Vacancies on the Board of Directors
Sweden. Under the Swedish Companies Act, if a director’s tenure should terminate prematurely, the election of a new director may be deferred until the time of the next annual general meeting, providing there are enough remaining directors to constitute a quorum.	Delaware. Under the Delaware General Corporation Law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting
Sweden. Under the Swedish Companies Act, within six months of the end of each fiscal year, the shareholders shall hold an annual general meeting at which the board of directors shall present the annual report and auditor’s report and, for a parent company which is obliged to prepare group accounts, the group accounts and the auditor’s report for the group. Shareholder meetings shall be held in the city stated in the articles of association. The minutes of a shareholders’ meeting must be made available on the company’s website no later than two weeks after the meeting.	Delaware. Under the Delaware General Corporation Law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws. If a company fails to hold an annual meeting or fails to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date was designated, 13 months after either the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, whichever is later, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The Delaware General Corporation Law does not require minutes of stockholders’ meetings to be made public.
Special Meeting
Sweden. Under the Swedish Companies Act, the board of directors shall convene an extraordinary general meeting if a shareholder minority representing at least ten per cent of the company’s shares or the auditor of the company so demands, and the board of directors may convene an extraordinary general meeting whenever it believes reason exists to hold an extraordinary general meeting prior to the next annual general meeting.	Delaware. Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notices
Sweden. Under the Swedish Companies Act, a shareholders’ meeting must be preceded by a notice. The notice of the annual general meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of an annual general meeting. In general, notice of other extraordinary general meetings must be issued no sooner than six weeks and no later than three weeks before the meeting. Publicly listed companies must always notify shareholders of a general meeting by advertisement in a Swedish newspaper, the Swedish Official Gazette, by press release, and on the company’s website.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Preemptive Rights
Sweden. Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right (Sw. företrädesrätt) to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for consideration other than cash or of shares issued pursuant to convertible debentures or warrants previously granted by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue.	Delaware. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.
Shareholder Vote on Certain Transactions
Sweden. In matters which do not relate to elections and are not otherwise governed by the Swedish Companies Act or the articles of association, resolutions shall be adopted at the general meeting by a simple majority of the votes cast. In the event of a tied vote, the chairman shall have the casting vote. For matters concerning securities of the company, such as new share issuances, and other transactions such as private placements, mergers, and a change from a public to a private company (or vice-versa), the articles of association may only prescribe thresholds which are higher than those provided in the Swedish Companies Act.
Unless otherwise prescribed in the articles of association, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the articles of association shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the general meeting. The Swedish Companies Act lays out numerous exceptions for which a higher	Delaware. Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires: (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the general meeting, directed share issues to directors, employees and other closely related parties, and changes in the legal relationship between shares.
Stock Exchange Listing
Our common shares are currently traded on Nasdaq Stockholm under the symbol “CALTX.” Our ADSs are currently traded on The Nasdaq Global Select Market under the symbol “CALT.”
Transfer Agent and Registrar of Shares
Our share register is maintained by Euroclear. The share register reflects only record owners of our common shares. Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the common shares underlying our ADSs. Holders of our ADSs have a right to receive the common shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

OTHER FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On November 3, 2020, Calliditas Therapeutics AB (“we”, “us”, or “our”) acquired 62.7% of the share capital in Genkyotex S.A., or Genkyotex, a biopharmaceutical company specializing in nicotinamide adenine dinucleotide phosphate oxidase, or NOX, therapies with offices in France and Switzerland, or the Initial Acquisition. On November 26, 2020, we submitted a simplified public mandatory cash offer, or the Tender Offer, to the remaining shareholders in Genkyotex. The Tender Offer closed on December 11, 2020. As a result of the Tender Offer, we increased our ownership percentage to 86.2% of the share capital of Genkyotex. Collectively, the transactions above are referred to as the “Acquisition.”
The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and adopted by us and gives effect to the Acquisition. The transaction will be accounted for as an acquisition, and we will be deemed the acquiring company for accounting purposes as we own a controlling interest of the share capital and voting rights.
The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Genkyotex’s historical financial statements as adjusted to give effect to our acquisition of Genkyotex. The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of Genkyotex as if it had occurred on January 1, 2019, which is the earliest year for which pro forma condensed combined financial statements are required to be presented. The unaudited pro forma condensed combined statement of financial position gives effect to the acquisition of Genkyotex as if it had occurred on September 30, 2020. This information should be read in conjunction with our and Genkyotex’s respective audited and unaudited financial statements and related notes included in in this filing.
Genkyotex’s assets and liabilities will be measured and recognized at their fair values as of the acquisition date, and combined our assets, liabilities and results of operations after the consummation of the Acquisition.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. Additionally, the unaudited pro forma condensed combined statement of operations does not include certain nonrecurring charges resulting directly from the Acquisition as described in the accompanying notes.
The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had we and Genkyotex been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in this unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this unaudited pro forma condensed combined financial information.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements should be read together with our historical financial statements, which are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF SEPTEMBER 30, 2020
(in thousands)
	CALLIDITAS THERAPEUTICS AB (Historical)	GENKYOTEX S.A. (Historical)		Pro Forma Adjustments	Note 4	Pro Forma Combined
	(in SEK)	(in EUR)	(in SEK)	(in SEK)		(in SEK)
ASSETS
Non-current assets
Intangible assets	16,066	2,801	29,393	386,927	(a)	432,386
Goodwill	—	—	—	47,595	(a)	47,595
Equipment	89	10	105	—		194
Right-of-use assets	4,144	208	2,183	—		6,327
Non-current financial assets	2,111	36	378	—		2,489
Total non-current assets	22,410	3,055	32,059	434,522		488,991
Current assets
Other current assets	4,106	668	7,010	—		11,116
Prepaid expenses	16,798	179	1,878	—		18,676
Cash and cash equivalents	1,396,869	3,590	37,674	(287,568)	(a)	1,146,975
Total current assets	1,417,773	4,437	46,562	(287,568)		1,767,767
TOTAL ASSETS	1,440,183	7,492	78,621	146,954		1,665,758
SHAREHOLDERS’ EQUITY AND LIABILITIES
Share capital	1,998	11,549	121,196	(121,196)	(a)	1,998
Additional paid-in capital	2,126,016	4,747	49,815	(44,576)	(a)	2,131,255
Reserves	(66)	(2,752)	(28,880)	28,880	(a)	(66)
Accumulated other comprehensive loss	—	(647)	(6,790)	6,790	(a)	—
Retained earnings, including net loss for the period	(751,160)	(8,350)	(87,625)	69,248	(a), (e)	(769,537)
Noncontrolling interest	—	—	—	51,171	(a)	51,171
Total equity attributable to shareholders of the Parent Company	1,376,788	4,547	47,716	(9,683)		1,414,821
Non-current liabilities
Employee benefit obligations	—	960	10,074	—		10,074
Acquisition liability	—	—	—	51,200	(a)	51,200
Deferred tax liability	—	—	—	87,060	(a)	87,060
Provisions	1,931	—	—	—		1,931
Other non-current liabilities	1,034	63	661	—		1,695
Total non-current liabilities	2,965	1,023	10,735	138,260		151,960
Current liabilities
Accounts payable	19,872	656	6,884	—		26,756
Current tax liabilities	15	258	2,708	—		2,723
Current financial liabilities	—	146	1,532	—		1,532
Other current liabilities	3,907	54	567	—		4,474
Accrued expenses and deferred revenue	36,636	808	8,479	18,377	(e)	63,492
Total current liabilities	60,430	1,922	20,170	18,377		98,977
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,440,183	7,492	78,621	146,954		1,665,758
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share amounts)
	CALLIDITAS THERAPEUTICS AB (Historical)	GENKYOTEX S.A. (Historical)		Pro Forma Adjustments	Note 4	Pro Forma Combined
	(in SEK)	(in EUR)	(in SEK)	(in SEK)		(in SEK)
Net sales	474	—	—	—		474
Operating expenses:
Research and development	(167,379)	(9,271)	(97,978)	65,124	(b)	(200,233)
Administrative and selling	(77,843)	(1,757)	(18,568)	4,162	(c), (d)	(92,249)
Other operating income	969	35	370	—		1,339
Operating loss	(243,779)	(10,993)	(116,176)	69,286		(290,669)
Financial income	504	12	127	—		631
Financial expenses	(19,603)	(101)	(1,067)	—		(20,670)
Change in fair value of derivative instruments	—	64	676	—		676
Loss before income tax	(262,878)	(11,018)	(116,440)	69,286		(310,032)
Income tax expense	(185)	—	—	—	(f)	(185)
Loss for the year attributable to shareholders of the Parent Company and noncontrolling interest	(263,063)	(11,018)	(116,440)	69,286		(310,217)
Whereof:
Loss for the year attributable to noncontrolling interest	—	—	—	(6,660)	(g)	(6,660)
Loss for the year attributable to shareholders of the Parent Company	(263,063)	(11,018)	(116,440)	75,946		(303,557)
Loss per share before and after dilution attributable to Parent Company	(6.09)					(7.03)
Weighted average shares outstanding	43,165,505					43,165,505
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share amounts)
	CALLIDITAS THERAPEUTICS AB (Historical)	GENKYOTEX S.A. (Historical)		Pro Forma Adjustments	Note 4	Pro Forma Combined
	(in SEK)	(in EUR)	(in SEK)	(in SEK)		(in SEK)
Net sales	184,829	—	—	—		184,829
Operating expenses:
Research and development	(149,826)	(5,406)	(57,248)	4,276	(b)	(202,798)
Administrative and selling	(62,882)	(2,160)	(22,874)	64	(c)	(85,692)
Other operating income	4,385	142	1,504	—		5,889
Other operating expenses	(4,525)	—	—	—		(4,525)
Operating loss	(28,019)	(7,424)	(78,618)	4,340		(102,297)
Financial income	926	348	3,685	—		4,611
Financial expenses	(5,408)	(190)	(2,012)	—		(7,420)
Change in fair value of derivative instruments	—	64	678	—		678
Loss before income tax	(32,501)	(7,202)	(76,267)	4,340		(104,428)
Income tax expense	(77)	—	—	—	(f)	(77)
Loss for the year attributable to shareholders of the Parent Company and noncontrolling interests	(32,578)	(7,202)	(76,267)	4,340		(104,505)
Whereof:
Loss for the year attributable to noncontrolling interest	—	—	—	(9,926)	(g)	(9,926)
Loss for the year attributable to shareholders of the Parent Company	(32,578)	(7,202)	(76,267)	14,266		(94,579)
Loss per share before and after dilution attributable to Parent Company	(0.88)					(2.56)
Weighted average shares outstanding	36,940,587					36,940,587
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1—Description of Transaction and Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with IFRS as issued by IASB and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon Genkyotex’s and our historical data.
Description of Transaction
On November 3, 2020 and pursuant to the Initial Acquisition, we acquired 62.7% of the share capital in Genkyotex, a biopharmaceutical company specializing in NOX therapies with offices in France and Switzerland. The transaction comprised of the acquisition of 7,236,515 shares of Genkyotex’s outstanding shares at EUR 2.73 per share, or an initial purchase price of EUR of 19.7 million (SEK 207.3 million, converted at the September 30, 2020 exchange rate of 10.494052). On November 26, 2020, we submitted a simplified public mandatory cash offer to the remaining shareholders in Genkyotex. The Tender Offer closed on December 11, 2020 and as a result, we purchased an additional 2,885,161 shares at EUR 2.80 per share (SEK 84.8 million converted at the September 30, 2020 exchange rate) and increased our ownership percentage to 86.2%.
In addition to the fixed purchase price above, the transaction stipulates the following contingent consideration if certain milestones are achieved:
1)
Milestone 1:   EUR 30.0 million if Genkyotex is granted the right to commercially manufacture, market and sell setanaxib in the United States by the FDA.

2)
Milestone 2:   EUR 15.0 million if Genkyotex is granted the right to commercially manufacture, market and sell setanaxib in the European Union by the European Commission.

3)
Milestone 3:   EUR 10.0 million if Genkyotex is, by the FDA or European Commission, granted the right to commercially manufacture, market and sell setanaxib in the United States or European Union for the treatment of IPF or Type 1 Diabetes.

Basis of Presentation
Genkyotex’s and our historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined consolidated statement of operations, expected to have a continuing impact on the combined results.
We have preliminarily concluded that the transaction represents a business combination pursuant to IFRS 3, Business Combinations. We have not yet finalized an external valuation analysis of the fair market value of Genkyotex’s assets acquired and liabilities assumed. Using the estimated total consideration for the transaction, we have estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined statement of financial position. The final purchase price allocation will be determined when we have determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations that have yet to be finalized, (ii) changes in the fair value of contingent consideration, and (ii) other changes to assets and liabilities.
Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

This unaudited pro forma condensed combined financial information is not intended to reflect the results which would have actually resulted had the acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.
Note 2—Foreign currency adjustments
The historical financial information of Genkyotex was translated from EUR to SEK using the following historical exchange rates:
Exchange Rate
Period end exchange rate as of September 30, 2020 (statement of financial position)	10.494052
Average exchange rate for the nine months ended September 30, 2020 (statement of operations)	10.568175
Average exchange rate for the year ended December 31, 2019 (statement of operations)	10.589781
Note 3—Preliminary purchase price allocation
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Genkyotex based on their estimated fair values as of the Initial Acquisition date, the date we obtained control over Genkyotex. The excess of the acquisition consideration paid and the fair value of noncontrolling interest in Genkyotex over the estimated fair values of net assets acquired will be recorded as goodwill in the combined statement of financial position. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.
The Initial Acquisition closed on November 3, 2020, with the completion of the Tender Offer on December 11, 2020. The acquisition of an additional interest of 23.5% in Genkyotex is a transaction with non-controlling interests that does not result in a loss of control. Transactions with equity owners are accounted for as an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized within equity attributable to owners of the parent company.
The following table sets forth a preliminary pro forma allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Genkyotex using Genkyotex’s consolidated statement of financial position as of September 30, 2020, with the excess recorded to goodwill:
(in thousands)	EUR	SEK
Cash and cash equivalents	3,590	37,674
Other current assets	668	7,010
Prepaid expenses	179	1,878
Equipment	10	105
Right of use assets	208	2,183
Other non-current assets	36	378
Intangible assets	2,801	29,393
Acquired identifiable intangible assets (see Note 4)	36,871	386,927
Noncontrolling interest (see Note 4)	(13,022)	(136,658)
Accounts payable	(656)	(6,884)
Accrued expenses	(808)	(8,479)

(in thousands)	EUR	SEK
Current tax liabilities	(258)	(2,708)
Current financial liabilities	(146)	(1,532)
Other current liabilities	(54)	(567)
Deferred tax liabilities	(8,296)	(87,060)
Employee benefit obligations	(960)	(10,074)
Other non-current liabilities	(63)	(661)
Net assets acquired (a)	20,100	210,925
Estimated consideration transferred (b)	24,635	258,520
Estimated goodwill (b) - (a)	4,535	47,595

We also recorded a liability, or Acquisition Liability, representing the fair value of contingent consideration that we may owe to shareholders of Genkyotex if the milestones outlined in Note 1 are achieved within ten years of the tender offer closing (i.e., December 11, 2030). The total Acquisition Liability is EUR 55 million (SEK 577 million). We have determined that the probability of achieving Milestones 1 to 3 is 15.21%. Based on this probability assessment along with a 10% discount rate utilized to determine the present value, we determined the fair value of the contingent consideration to be EUR 4.9 million (SEK 51.2 million) as of the acquisition date. We will remeasure the Acquisition Liability at fair value each reporting period based on updated facts and circumstances surrounding the probability of the milestones to be achieved.
Goodwill represents the excess of consideration transferred and the fair value of noncontrolling interest in Genkyotex over the fair value of the underlying net assets acquired. Goodwill is not amortized but assessed for impairment annually, or more frequently, if an event occurs or circumstances change. Goodwill is attributable to the assembled workforce of Genkyotex and synergies expected to be achieved from combining our operations with Genkyotex.
The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated Swiss long-term corporate tax rate. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income, and changes in tax law.
Note 4—Pro forma adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)   Represents the elimination of the historical equity of Genkyotex and the initial allocation of excess purchase price to goodwill:
(in thousands)	EUR	SEK
Total consideration transferred	24,635	258,520(i)
Fair value of noncontrolling interest	13,022	136,658(ii)
Less:
Share capital	11,549	121,196
Additional paid-in capital	4,747	49,815
Accumulated other comprehensive income	(647)	(6,790)
Reserves	(2,752)	(28,880)
Retained earnings, including net loss for the period	(8,350)	(87,625)
Acquired identifiable intangible assets	36,871	386,927
Deferred tax liability	(8,296)	(87,060)
Goodwill–related to the Acquisition	4,535	47,595

(i)
Consideration of SEK 258,520 represents the acquisition of 7.2 million shares at a negotiated share price of EUR 2.73 per share plus the fair value contingent consideration of EUR 4.9 million, converted to SEK at an exchange rate of 10.494052.

(ii)
Fair value of noncontrolling interest was determined as follows:

Noncontrolling interest in connection with Initial Acquisition
(in thousands, except shares and per share amounts)
Remaining outstanding shares	4,312,047
Price per share (EUR)	3.02
Total fair value of noncontrolling interest (EUR)	13,022
Total fair value of noncontrolling interest (SEK)	136,658
Additionally, Genkyotex issued 187,612 shares in connection with the exercise of warrants between November 3, 2020 and December 11, 2020, the proceeds of which were allocated to the noncontrolling interest.
(in thousands, except shares and per share amounts)
Shares exercised	187,612
Exercise price per share (EUR)	2.30
Total cash proceeds (EUR)	432
Total cash proceeds (SEK)	4,528
In connection with the Tender Offer, we retained our controlling financial interest in Genkyotex. As such, the transaction is accounted for as an equity transaction.
Noncontrolling interest in connection with Tender Offer
(in thousands, except shares and per share amounts)
Shares tendered	2,885,161
Price per share (EUR)	2.80
Total cash paid for Tender Offer (EUR)	8,078
Total cash paid for Tender Offer (SEK)	84,776(i)

(in thousands, except shares and per share amounts)
Fair value of noncontrolling interest from Initial Acquisition (SEK)	136,658
Noncontrolling interest in connection with exercise of warrants (SEK)	4,528
Noncontrolling interest before Tender Offer (SEK)	141,186
Less: adjustment to carrying value of noncontrolling interest in connection with Tender Offer	(90,015)(i)
Carrying value of noncontrolling interest subsequent to Tender Offer (SEK)	51,171

(i)
Adjustment to carrying value was calculated in proportion to the percentage we acquired.

(b)   Represents the adjustment of intangible assets acquired to their estimated fair values. As part of the preliminary valuation analysis, we identified an intangible asset relating to technology — NOX 1&4 Platform. The fair value of the technology was determined using the multi-period excess earnings method. The principle behind this method is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. The fair value of the existing SIL Vaxiclase Platform was determined to approximate book value at the date of acquisition.
The following table summarizes the estimated fair values of Genkyotex’s identifiable intangible assets, their estimated useful lives and amortization expense under the straight-line method:
			Amortization Expenses
(Amounts in thousands SEK)	Estimated Fair Value	Estimated Useful Life in Years	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Technology – NOX 1 & 4 Platform	386,927	15	—	—
Technology – SIL Vaxiclase Platform	29,394	17	1,297	1,729
Historical impairment charges			(61,919)	—
Historical amortization expense			(4,502)	(6,005)
Pro forma adjustments to amortization expense			(65,124)	(4,276)
A pro forma adjustment for amortization expense on the technology — NOX 1 & 4 Platform was not recorded on the unaudited pro forma condensed combined statement of operations as we do not expect to launch the platform until 2026. The identifiable intangible assets are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
(c)   Represents the adjustment to recognize depreciation expense related to acquired equipment, calculated on a straight-line basis over their remaining estimated useful life of one year.
	Depreciation Expenses
(Amounts in thousands SEK)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Estimated depreciation expense	—	(105)
Historical depreciation expense	85	169
Pro forma adjustments to depreciation expense	85	64
(d)   Represents the exclusion of 4,077 SEK nonrecurring transaction costs incurred during the nine-month period ended September 30, 2020 that are directly related to the acquisition of Genkyotex.

(e)   Represents the accrual for estimated transaction costs of 18,377 SEK that are directly related to the acquisition of Genkyotex.
(f)   Due to our history of net operating losses in the jurisdictions in which we operate, our expected blended tax rate is estimated to be zero.
(g)   Represents the adjustment to recognize the portion of the loss that is attributable to Genkyotex’s noncontrolling interest.
	Net loss attributable to noncontrolling interest
(Amounts in thousands SEK)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Net loss for Genkyotex	(116,440)	(76,267)
Pro forma adjustments(1)	68,178	4,340
Adjusted net loss for Genkyotex	(48,262)	(71,927)
Noncontrolling interest percentage(2)	13.8%	13.8%
Net loss attributable to noncontrolling interest	(6,660)	(9,926)

(1)
Excludes transaction costs of 1,108 SEK that we incurred during the nine months ended September 30, 2020.

(2)
Represents Genkyotex’s noncontrolling interest percentage subsequent to the warrant exercise and completion of the Tender Offer.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1, Ireland.
We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement has been filed with the SEC under cover of a registration statement on Form F-6 (File No. 333-238726). You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-238726 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents two common shares, quota value SEK 0.04 per share. As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in two common shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Sweden, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the common shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Swedish laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.
The depositary bank will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary bank; or

•
it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Sweden would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary bank; or

•
the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Common Shares
The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:
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ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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provide any transfer stamps required by the State of New York or the United States; and

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pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Common Shares Upon Cancellation of ADSs
As a holder of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and Swedish legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
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temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

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obligations to pay fees, taxes and similar charges; or

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restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs.
At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary bank timely receives valid voting instructions from a holder of ADSs as of the applicable record date(s), it will endeavor to vote the securities (in person or by proxy at a shareholders’ meeting or by mail if the board decides before a shareholders’ meeting to allow postal voting) represented by the holder’s ADSs in accordance with such voting instructions and in accordance with Swedish law (which may include temporary registration of the securities in the name of the applicable beneficial owner or designated nominee). In order to provide valid voting instructions, an ADS holder may be required to provide us and the depositary with such information about, and documents pertaining to, the applicable holders and beneficial owners of the ADSs being voted.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:
Service	Fees

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Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS-to-share ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares

Up to $0.05 per ADS issued
• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS-to-share ratio, or for any other reason)	Up to $0.05 per ADS cancelled
• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
• ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank

Service	Fees
• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS (or fraction thereof) transferred

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Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)

Up to $0.05 per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:
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taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

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certain cable, telex and facsimile transmission and delivery expenses;

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the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, ADSs and ADRs; and

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the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the depositary of such common shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:
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we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

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the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

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the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice;

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we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

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we and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation and By-laws or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;

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we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation and By-laws or in any provisions of or governing the securities on deposit;

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we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

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we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you;

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we and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties;

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we and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement;

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no disclaimer of any Securities Act liability is intended by any provision of the deposit agreement;

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nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder; and

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nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:
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convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

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distribute the foreign currency to holders for whom the distribution is lawful and practical; or

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hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of Sweden.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.
The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the forms of senior indenture and the subordinated indenture are identical.
General
Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:
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the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

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any limit on the aggregate principal amount of debt securities of such series;

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the percentage of the principal amount at which the debt securities of any series will be issued;

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the ability to issue additional debt securities of the same series;

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the purchase price for the debt securities and the denominations of the debt securities;

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the specific designation of the series of debt securities being offered;

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the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

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the basis for calculating interest if other than 360-day year or twelve 30-day months;

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the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;
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the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

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the rate or rates of amortization of the debt securities;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

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the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

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the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

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any restriction or condition on the transferability of the debt securities of a particular series;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

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the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

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provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

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any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

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the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

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what subordination provisions will apply to the debt securities;

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the terms, if any, upon which the holders may convert or exchange the debt securities into or for our ordinary shares, preferred shares or other securities or property;

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whether we are issuing the debt securities in whole or in part in global form;

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any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

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the depositary for global or certificated debt securities, if any;

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any material U.S. federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

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any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

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the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

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if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

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the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

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any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.
Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.
We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.
Conversion or Exchange Rights
We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares, our preferred shares or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares, our preferred shares or other securities (including securities of a third-party) that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the Indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the Indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for other securities of ours or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
Events of Default Under the Indenture
Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the Indenture with respect to any series of debt securities that we may issue:
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if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

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if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise, and the time for payment has not been extended;

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if we fail to observe or perform any other covenant contained in the debt securities or the Indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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if specified events of bankruptcy, insolvency or reorganization occur.

We will describe in each applicable prospectus supplement or free writing prospectus any additional events of default relating to the relevant series of debt securities.
If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the Indenture. Any waiver shall cure the default or event of default.
Subject to the terms of the Indentures, if an event of default under an Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:
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the direction so given by the holder is not in conflict with any law or the applicable Indenture; and

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subject to its duties under the Trust Indenture Act of 1939 (the “Trust Indenture Act”), the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the Indentures or to appoint a receiver or trustee, or to seek other remedies if:
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the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee or security satisfactory to it against any loss, liability or expense or to be incurred in compliance with instituting the proceeding as trustee; and

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the trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities, or other defaults that may be specified in the applicable prospectus supplement or free writing prospectus.
We will periodically file statements with the trustee regarding our compliance with specified covenants in the Indentures.
Modification of Indenture; Waiver
Subject to the terms of the Indenture for any series of debt securities that we may issue, we and the trustee may change an Indenture without the consent of any holders with respect to the following specific matters:
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to fix any ambiguity, defect or inconsistency in the Indenture;

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to comply with the provisions described above under “Consolidation, Merger or Sale;”

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to comply with any requirements of the SEC in connection with the qualification of any Indenture under the Trust Indenture Act;

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to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the Indenture;

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to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

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to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

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to provide for uncertificated debt securities and to make all appropriate changes for such purpose

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to add to our covenants such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the Indenture; or

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to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the Indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, subject to the terms of the Indenture for any series of debt securities that we may issue or as otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:
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extend the stated maturity of the series of debt securities;

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reduce the principal amount, reduce the rate of or extending the time of payment of interest, or reduce any premium payable upon the redemption or repurchase of any debt securities; or

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reduce the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge
Each Indenture will provide that, subject to the terms of the Indenture and any limitation otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:
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register the transfer or exchange of debt securities of the series;

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replace stolen, lost or mutilated debt securities of the series;

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maintain paying agencies;

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hold monies for payment in trust;

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recover excess money held by the trustee;

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compensate and indemnify the trustee; and

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appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The Indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.
At the option of the holder, subject to the terms of the Indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the Indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. If we elect to redeem the debt securities of any series, we will not be required to:
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issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee
The trustee, other than during the occurrence and continuance of an event of default under an Indenture, undertakes to perform only those duties as are specifically set forth in the applicable Indenture. Upon an event of default under an Indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.
Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the Indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
The Indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Ranking of Debt Securities
The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The subordinated Indenture will not limit the amount of subordinated debt securities that we may issue. It also will not limit us from issuing any other secured or unsecured debt.
The senior debt securities will rank equally in right of payment to all our other senior unsecured debt. The senior Indenture does not limit the amount of senior debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS
We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.
We may issue warrants to purchase our common shares represented by ADSs. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants may be issued under warrant or subscription agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The particular terms of the warrants, the warrant or subscription agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:
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the title of the warrants;

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the initial offering price;

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the aggregate amount of warrants and the aggregate amount of equity securities purchasable upon exercise of the warrants;

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the currency or currency units in which the offering price, if any, and the exercise price are payable;

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if applicable, the designation and terms of the equity securities with which the warrants are issued, and the amount of warrants issued with each equity security;

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the date, if any, on and after which the warrants and the related equity security will be separately transferable;

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if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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if applicable, a discussion of United States or Swedish federal income tax, accounting or other considerations applicable to the warrants;

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anti-dilution provisions of the warrants, if any;

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redemption or call provisions, if any, applicable to the warrants; and

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any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the warrants.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement will describe:
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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any unit agreement under which the units will be issued;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

TAXATION
The material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION
We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:
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to or through one or more underwriters or dealers;

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in short or long transactions;

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directly to investors; or

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through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
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in privately negotiated transactions;

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in one or more transactions at a fixed price or prices, which may be changed from time to time;

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in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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at prices related to those prevailing market prices; or

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at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:
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the names of any underwriters, dealers or agents;

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any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers;

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details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

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the purchase price of the securities being offered and the proceeds we will receive from the sale;

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the public offering price; and

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the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us, or borrowed from us, or others to settle those sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).
We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in the securities or in connection with a simultaneous offering of other securities offered by this prospectus.
Underwriters, Agents and Dealers
If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above.

The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter and the nature of any such relationship.
We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best effort basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
Underwriters, broker-dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us for which they receive compensation.
Stabilization Activities
In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.
Direct Sales
We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.
Trading Market
It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS
The validity of the common shares and certain matters governed by Swedish law will be passed on for us by Advokatfirman Vinge, Stockholm, Sweden, our Swedish counsel. The validity of certain of the offered securities, and certain matters governed by U.S. federal and New York state law will be passed on for us by Goodwin Procter LLP, New York, NY, our U.S. counsel. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of Calliditas Therapeutics AB and its subsidiaries appearing in our Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The registered business address of Ernst & Young AB is Box 7850, 103 99, Stockholm, Sweden.
The consolidated financial statements of Genkyotex S.A. and its subsidiary as of September 30, 2020 and December 31, 2019, and for the nine months ended September 30, 2020 and the year ended December 31, 2019, included herein and in the registration statement have been included in reliance upon the report of KPMG S.A., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG S.A.’s report expresses a qualified opinion and includes a Basis for Qualified Opinion paragraph stating that as disclosed in Note 2.1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.
The registered business address of KPMG S.A. is 51 Rue de Saint-Cyr, CS 60409, 69338 Lyon Cedex 9, France.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated and currently existing under the laws of Sweden. In addition, certain of our directors and officers reside outside of the United States and substantially all of the assets of our subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws. In addition, uncertainty exists as to whether the courts of Sweden would:
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recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in Sweden against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The United States and Sweden currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Sweden. In order to obtain a judgment which is enforceable in Sweden, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in Sweden. Such party may submit to the Swedish court the final judgment rendered by the U.S. court. This court will have discretion to attach such weight to the judgment rendered by the relevant U.S. court depending on the circumstances. Circumstances that may be relevant to the Swedish court in deciding to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations thereunder without re-examination or re-litigation of the substantive matters adjudicated upon include whether: (i) the court involved accepted jurisdiction on the basis of internationally recognized grounds to accept jurisdiction, (ii) the proceedings before such court are in compliance with principles of proper procedure, (iii) such judgment is not contrary to the public policy of Sweden and (iv) such judgment is not incompatible with a judgment given between the same parties by a Swedish court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment fulfills the conditions necessary for it to be given binding effect in Sweden. Swedish courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Swedish court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.
Swedish civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swedish law.
Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in Sweden judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, it is doubtful whether a Swedish court would accept jurisdiction and impose civil liability in an original action commenced in Sweden and predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act covering the offered securities. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus.
This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. We maintain a corporate website at www.calliditas.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.
We will send the depositary a copy of all notices of shareholders meetings and other reports, communications and information that are made generally available to shareholders. The depositary has agreed to mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all holders of ADSs such notices and all such other reports and communications received by the depositary.

INCORPORATION BY REFERENCE
We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:
•
Our annual report on Form 20-F for the year ended December 31, 2020 as filed with the SEC on April 27, 2021.

•
Our Form 6-Ks filed with the SEC on January 19, 2021, January 20, 2021, January 21, 2021, January 28, 2021, February 18, 2021, March 15, 2021, April 23, 2021, April 26, 2021, April 27, 2021, April 28, 2021, May 18, 2021, May 27, 2021 and May 28, 2021;

•
The description of the ADSs and common shares contained in our Form 8-A filed with the SEC on June 2, 2020, including any amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:
Calliditas Therapeutics AB
Kungsbron 1, C8
SE-111 22
Stockholm, Sweden Tel: + 46 (0) 8 411 3005
Attention: Investor Relations
You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPENSES
The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.
SEC registration fee	(1)
FINRA filing fees	(2)
Nasdaq listing fees	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Printing expenses	(2)
Miscellaneous expenses	(2)
Total	(2)

(1)
Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.

(2)
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

GENKYOTEX S.A.
Index
Consolidated Financial Statements as of December 31, 2019 and September 30, 2020 and for the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020
Independent Auditors’ Report	F-2
Consolidated Statements of Financial Position as of December 31, 2019 and September 30, 2020	F-4
Consolidated Income Statements for the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020	F-5
Consolidated Statements of Comprehensive Income (Loss) for the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020	F-6
Statements of Changes in Consolidated Shareholders’ Equity for the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020	F-7
Consolidated Statements of Cash Flows for the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020	F-8
Notes to the Consolidated Financial Statements	F-9

Independent Auditors’ Report
The Board of Directors
Genkyotex S.A.
We have audited the accompanying consolidated financial statements of Genkyotex S.A. and its subsidiary, which comprise the consolidated statements of financial position as of September 30, 2020, and December 31, 2019, and the related consolidated income statements, consolidated statements of comprehensive income (loss) , statements of changes in consolidated shareholders’ equity, and consolidated statements of cash flows for the nine month period ended September 30, 2020 and the year ended December 31, 2019, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion
As disclosed in Note 2.1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

Qualified Opinion
In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genkyotex S.A. and its subsidiary as of September 30, 2020, and December 31, 2019, and the results of their operations and their cash flows for the nine month period ended September 30, 2020 and the year ended December 31, 2019 in accordance with International Financial Reporting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Lyon, France
January 25, 2021
KPMG Audit
Division of KPMG S.A.
Stéphane Devin	Bertrand Roussel
Partner	Partner

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
		AS OF
(amounts in thousands of euros)	NOTES	DECEMBER 31, 2019	SEPTEMBER 30, 2020
ASSETS
Intangible assets	3	9,086	2,801
Property, plant and equipment	4	154	218
Non-current financial assets	5	29	36
Total non-current assets		9,270	3,055
Other current assets	6	1,349	668
Prepaid expenses	6	151	179
Cash and cash equivalents	7	2,417	3,590
Total current assets		3,917	4,437
TOTAL ASSETS		13,186	7,492
SHAREHOLDER’S EQUITY AND LIABILITIES
Shareholders’ equity
Share capital	8	8,683	11,549
Additional paid-in capital		126,118	4,747
Foreign currency transaction adjustment		(2,732)	(2,752)
Accumulated other comprehensive loss		(697)	(647)
Accumulated deficit–attributable to shareholders of Genkyotex		(114,332)	2,669
Net loss–attributable to shareholders of Genkyotex		(7,203)	(11,017)
Shareholders’ equity–attributable to shareholders of Genkyotex		9,836	4,548
Non-controlling interests		—	—
Total shareholders’ equity		9,836	4,548
Liabilities
Employee benefit obligations	11	1,348	960
Non-current financial liabilities	10	17	63
Total non-current liabilities		1,364	1,023
Current financial liabilities	10	848	146
Derivative liabilities	10	64	—
Provisions	12	—	258
Accounts payables		562	656
Tax and social liabilities	12	469	808
Other creditors and miscellaneous liabilities		43	54
Total current liabilities		1,986	1,922
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		13,186	7,492
The accompanying Notes form an integral part of these consolidated financial statements

CONSOLIDATED INCOME STATEMENTS
(amounts in thousands of euros, except share and per share data)	NOTES	December 31, 2019 12 months	September 30, 2020 9 months
Research and development expenses, net
Research and development expenses	16.1	(6,305)	(9,627)
Research tax credit	16.1	899	356
General and administrative expenses	16.2	(2,160)	(1,757)
Other operating income		142	35
Operating loss		(7,425)	(10,993)
Financial expenses	18	(190)	(101)
Financial income	18	348	12
Change in fair value of derivative instruments	18	64	64
Net financial expense		222	(25)
Loss before taxes		(7,203)	(11,017)
Income taxes benefit		—	—
Net loss for the period		(7,203)	(11,017)
Attributable to shareholders of Genkyotex		(7,203)	(11,017)
Non-controlling interests		—	—
Basic and diluted weighted average number of shares outstanding		8,146,178	11,160,072
Basic loss per share (€/share)	20	(0.88)	(0.99)
Diluted loss per share (€/share)	20	(0.88)	(0.99)
The accompanying Notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(amounts in thousands of euros)	December 31, 2019 12 months	September 30, 2020 9 months
Net loss for the period	(7,203)	(11,017)
Items that will not be reclassified to profit or loss
Remeasurements of the defined benefit liability (asset)	(183)	50
Items that will be reclassified to profit or loss
Foreign currency translation adjustment	(370)	(20)
Other comprehensive income (loss)	(554)	30
Total comprehensive loss	(7,757)	(10,987)
Attributable to shareholders of Genkyotex	(7,757)	(10,987)
Non-controlling interests	—	—
The accompanying Notes form an integral part of these consolidated financial statements

STATEMENTS OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY
(amounts in thousands of euros, except share data)	Notes	Share capital– number of shares	Share capital	Additional paid-in capital	Accumulated deficit and net loss	Treasury Shares	Foreign currency translation adjustment	Other comprehensive loss	Shareholders’ equity– Attributable to shareholders of Genkyotex	Non- controlling interests	Shareholders’ equity
As of January 1, 2019		79,347,621	7,935	124,183	(114,649)	(152)	(2,361)	(514)	14,442	—	14,442
Net loss for the twelve-month period			—	—	(7,203)	—	—	—	(7,203)	—	(7,203)
Other comprehensive income (loss)			—	—	—	—	(370)	(183)	(554)	—	(554)
Total comprehensive income (loss)			—	—	(7,203)	—	(370)	(183)	(7,757)	—	(7,757)
Conversion of convertible bonds		748,687	749	1,961	—	—	—	—	2,710	—	2,710
Effect of reverse stock split by 10(2)		(71,412,859)	—	—	—	—	—	—	—	—	—
Costs incurred in relation to equity transactions(1)			—	(27)	—	—	—	—	(27)	—	(27)
Treasury shares movements, net			—	—	—	107	—	—	107	—	107
Gains and losses, net related to treasury shares			—	—	(122)	—	—	—	(122)	—	(122)
Equity settled share-based payments	9		—	—	483	—	—	—	483	—	483
As of December 31, 2019		8,683,449	8,683	126,118	(121,491)	(45)	(2,732)	(697)	9,836	—	9,836
Net loss for the nine-month period			—	—	(11,017)	—	—	—	(11,017)	—	(11,017)
Other comprehensive income (loss)			—	—	—	—	(20)	50	30	—	30
Total comprehensive income (loss)			—	—	(11,017)	—	(20)	50	(10,987)	—	(10,987)
Conversion of convertible bonds	8	417,816	418	382	—	—	—	—	800	—	800
Capital increase	8	2,447,297	2,447	2,496	—	—	—	—	4,944	—	4,944
Costs incurred in relation to equity transactions(1)			—	(323)	—	—	—	—	(323)	—	(323)
Allocation of premiums to retained earnings			—	(123,926)	123,926	—	—	—	—	—	—
Treasury shares movements, net			—	—	—	(1)	—	—	(1)	—	(1)
Gains and losses, net related to treasury shares			—	—	8	—	—	—	8	—	8
Equity settled share-based payments	9		—	—	271	—	—	—	271	—	271
As of September 30, 2020		11,548,562	11,549	4,747	(8,303)	(46)	(2,752)	(647)	4,548	—	4,548

(1)
Costs directly attributable to the issuance of shares in connection with a capital increase with maintenance of the preferential subscription rights are recognized as a reduction from shareholders’ equity.

(2)
Refer to note 8

The accompanying Notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands of euros)	NOTES	December 31, 2019 12 months	September 30, 2020 9 months
Cash flows from operating activities
Net loss for the period		(7,203)	(11,017)
Adjustments to reconcile net loss to cash flows used in operating activities
Amortization of intangible assets	3	(567)	(427)
Depreciation of property, plant and equipment	4	(147)	(109)
Impairment on the SIIL contract	3, 17		(5,859)
Unrealized foreign exchange gains or losses		325	4
Provisions for pension commitments	11	(123)	349
Provisions	12	—	(258)
Costs related to share-based payments	9	(483)	(271)
Variation of the fair value of derivative		—	64
Fair value of bond loans	10	—	(75)
Interest expenses		(6)	(3)
Operating cash flows before change in working capital requirements		(6,201)	(4,433)
Change in working capital requirements (net of depreciation of trade receivables and inventories)		(1,386)	1,098
Decrease (increase) in other current assets		673	682
Decrease (increase) in prepaid expenses		(17)	(28)
(Decrease) increase in Accounts payables		(1,652)	94
(Decrease) increase in social security liabilities		(358)	446
(Decrease) increase in tax liabilities		(16)	(107)
(Decrease) increase in other creditors and miscellaneous liabilities		(17)	11
Cash flows used in operating activities		(7,588)	(3,335)
Cash flows used in investing activities
Acquisition of intangible and tangible assets	3, 4	(1)	(2)
Cash flows used in investing activities		(1)	(2)
Cash flows from financing activities
Capital increase		—	4,944
Reduction of financial debt relating to the right of use (IFRS 16)	10.3	(130)	(102)
Financial interest paid		(5)	(3)
Repayment of conditional advances	10.1	(118)	—
Costs paid in relation to equity transactions		(27)	(323)
Cash flows (used in) from financing activities		(281)	4,516
Net effect of exchange rate changes on cash and cash equivalents		(11)	(5)
Decrease in cash and cash equivalents		(7,881)	1,173
Cash and cash equivalents at the beginning of the period	7	10,297	2,416
Cash and cash equivalents at the end of the period	7	2,416	3,590
The accompanying Notes form an integral part of these consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 1:   General information about the Company
1.1 Information about the Company and its activity
Founded in October 2001, Genkyotex is a French company (société anonyme) with the following corporate purpose in France and abroad: research, study, development, manufacturing and distribution of medicines and drug and health products in the field of human and animal health.
The Company’s therapeutic approach is primarily based on the selective inhibition of NOX enzymes which amplify many pathological processes such as fibroses, inflammation, the perception of pain, the development of cancer and neurodegeneration.
Genkyotex is developing a pipeline of first-in-class product candidates targeting one or multiple NOX enzymes. The lead product candidate, setanaxib (GKT831), a NOX1 and NOX4 inhibitor has shown evidence of anti-fibrotic activity in a Phase II clinical trial in primary biliary cholangitis (PBC, a fibrotic orphan disease).
Genkyotex SA has been listed on the Euronext market in Paris and Brussels since April 8, 2014.
Genkyotex has its registered office located 218 avenue Marie Curie—Forum 2 Archamps Technopole, 74166 Saint-Julien-en-Genevois, France (register Number at the company’s house: 439 489 022 RCS THONON-LES-BAINS)
Genkyotex SA is hereinafter referred to as the “Company.” The group formed by Genkyotex SA and Genkyotex Suisse SA is hereinafter referred to as the “Group.”
The following information constitutes the Notes to the financial statements for the nine-month period ended September 30, 2020 with comparative information for the twelve-month period ended December 31, 2019.
The consolidated financial statements of Genkyotex, or the “Financial Statements”, have been prepared under the responsibility of management of the Company and were approved and authorized for issuance by the Company’s Board of Directors on January 24, 2021.
Note 2:   Accounting principles, rules and methods
2.1 Principles used in preparing the Financial Statements
The Financial Statements are presented in thousands of euros unless stated otherwise. Some amounts may be rounded for the calculation of financial information contained in the Financial Statements. Accordingly, the totals in some tables may not be the exact sum of the preceding figures.
The Company’s consolidated financial statements have been prepared in accordance with the historical cost principle, with the exception of financial instruments measured at their fair value.
Statement of compliance
These Financial Statements as of and for the year ended December 31, 2019 and the nine-month period ended September 30, 2020 have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission in connection with the acquisition of Genkyotex S.A. by Calliditas Therapeutics AB, a company publicly listed in the United States of America, as of November 3, 2020 (refer to paragraph “Going concern” and note 23). The Company has prepared these Financial Statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Boards, or IASB, and, with respect to the nine-month period ended September 30, 2020, in accordance with IAS 34 “Interim financial reporting”, except

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
that they do not include comparative financial information as of and for the year ended December 31, 2018 and for the nine-month period ended September 30, 2019 as required by IAS 1 “Presentation of Financial Statements”.
The term “IFRS” refers collectively to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the interpretations committees (IFRS Interpretations Committee, or IFRS IC, and Standing Interpretations Committee, or SIC), whose application is mandatory for the periods presented.
As of December 31, 2019, and September 30, 2020, all IFRS relevant to the Company that the IASB has published and that are mandatory are the same as those endorsed by the EU and mandatory in the EU.
Going concern
The Company focuses on inventing and developing new treatments. The loss-making position over the reference periods is not unusual for a company at this stage of development.
The Company has managed to finance its operations to date primarily through successive capital fund-raising or convertible bonds.
The Company announced on August 13, 2020 the signing of an agreement for the acquisition of a controlling block in Genkyotex SA, representing 62.7% of the share capital and voting rights of Genkyotex from its main shareholders and its management team.
After receipt of clearance from the French Minister of Economy and Finance was received regarding foreign investments into France, Calliditas Therapeutics closed on November 3, 2020 the off-market block trade for a total consideration of €19.75m in cash (€2.73 per ordinary share*) plus contingent rights payable upon regulatory approvals of setanaxib, Genkyotex’s lead asset.
Calliditas Therapeutics filed with the French Financial Market Authority (“Autorité des Marchés Financiers” or the “AMF”) a simplified mandatory cash tender offer for the remaining Genkyotex shares at €2.80 per ordinary share plus contingent right payable upon regulatory approvals of setanaxib. Following the tender offer, Calliditas owned 86.24% of the share capital and voting rights of Genkyotex.
On December 9, 2020, the Company received a support letter from Calliditas Therapeutics confirming that it is their intention to continue supporting Genkyotex S.A., so as to enable it to meet its liabilities as they fall due and carry on its normal business without any significant curtailment to its operations. Based on this letter, the Board of Directors approved these financial statements on a going concern basis.
Accounting methods
The accounting principles adopted for the Financial Statements as of and for the nine-month period ended September 30, 2020 are the same as for the year ended December 31, 2019 with the exception of the following new standards, amendments and interpretations whose application is mandatory for the Company as of January 1, 2020:
•
Amendments to References to the Conceptual Framework in IFRS Standards, issued on March 29, 2018 and whose application is mandatory from January 1, 2020;

•
Amendments to IAS 1 and IAS 8: Definition of Material, issued on October 31, 2018 and whose application is mandatory from January 1, 2020;

•
Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform, issued on September 26, 2019 and whose application is mandatory from January 1, 2020;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
•
Amendments to IFRS 3 Business Combinations, issued on October 22, 2018 and whose application is mandatory from January 1, 2020; and

•
Amendment to IFRS 16 Leases Covid 19- Related Rent Concessions issued on May 28, 2020 and whose application is for annual reporting periods beginning on or after June 1, 2020; early adoption is permitted.

Adoptions of these standards have not had a material impact on the Financial Statements.
Recently issued accounting pronouncements by the IASB that may be relevant to the Company’s operations but have not yet been adopted by the Company are as follows:
•
Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current and Classification of Liabilities as Current or Non-current—Deferral of Effective Date issued on January 23, 2020 and July 15, 2020 respectively and whose application is for annual reporting periods beginning on or after January 1, 2023;

•
Amendments to IFRS 3 Business Combinations,—References to the Conceptual Framework, IAS 16 Property, Plant and Equipment—Proceeds before Intended Use, IAS 37 Provisions, Contingent Liabilities and Contingent Assets—Onerous Contracts—Cost of Fulfilling a Contract, Annual Improvements 2018-2020, all issued May 14, 2020 and whose application is for annual reporting periods beginning on or after January 1, 2022;

•
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform—Phase 2 issued on August 27, 2020 and whose application is for annual reporting periods beginning on or after January 1, 2021.

The Company has not early adopted when applicable, these new accounting standards, amendments and interpretations.
It currently does not anticipate any significant impact on its Financial Statements at adoption date.
Impacts of the health crisis on the financial statements
In the context of the COVID-19 pandemic, the Company continues to closely monitor changes to the official guidelines and recommendations in order to protect its employees and subcontractors. The Company has also implemented strategies to mitigate the impact of the global crisis on its business and operations.
Accordingly, the Company has asked its employees in France and Switzerland to work from home and organize meetings and events remotely as much as possible.
To date, except for the impact of the delay in the development process of the products using the Vaxiclase platform (SIIL contract refer to note 3), the Company is only anticipating a limited impact from the COVID-19 pandemic on its operations, including the planned discussions with regulatory authorities, the conducting of clinical trials as well as interactions with the scientific community and other stakeholders.
The Company will continue to closely monitor the possible impact of COVID-19 on the conducting of clinical trials and discussions with health authorities and, depending on the evolution of the pandemic and of its potential material impact on such trials and discussions, will report to the markets on any such material impact.
2.2. Scope
According to IFRS 10, subsidiaries are all the entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
the entity and has the ability to affect those returns through its power over the entity. The subsidiaries are consolidated as from the date on which the Group acquires control. They are deconsolidated as of the date on which control ceases.
In connection with the combination of Genkyotex SA and Genkyotex Suisse SA which took place on February 28, 2017, Genkyotex Suisse SA was considered as the buyer from an accounting standpoint (reverse acquisition).
The scope of consolidation is as follows:
AS OF
	DECEMBER 31, 2019		SEPTEMBER 30, 2020
	Percent interest	Percent control	Percent interest	Percent control
GENKYOTEX SA	Parent company (from a legal standpoint)
GENKYOTEX SUISSE SA	100.00%	100.00%	100.00%	100.00%
2.3. Reporting currency
The Group’s financial statements are prepared in euros (EUR).
2.4. Translation of the financial statements of foreign subsidiaries
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates as of the date this transaction first qualifies for recognition.
Monetary assets and liabilities denominated in foreign currency are converted into functional currency at the exchange rate on the closing date.
Differences resulting from the settlement or conversion of monetary items are recognized in profit and loss.
The financial statements of companies whose operating currency is not the euro (EUR) are converted as follows:
•
Statement of financial position items are converted using the closing rate for the year;

•
Items of the statement of consolidated operations are converted at the average exchange rate for the period.

The exchange differences arising on conversion for consolidation are recognized in the “currency translation reserve”.
The exchange rates used for the preparation of the Financial Statements are as follows:
	Closing rate AS OF		Average rate for the periods ended AS OF
EXCHANGE RATE	DECEMBER 31, 2019	SEPTEMBER 30, 2020	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
CHF	1.0854	1.0804	1.1124	1.0680
2.5. Use of judgments and estimates
To prepare the financial statements in accordance with IFRS, the main judgements and estimates are made by the Group’s management based on the assumption of business continuity and on the information available at the time. These estimates are ongoing and are based on past experience as well as various other

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
factors judged to be reasonable and form the basis for assessment of the carrying amount of assets and liabilities. The estimates may be revised if the circumstances on which they are based change or as a result of new information. Actual results may differ significantly from these estimates if the assumptions or conditions change.
The significant estimates or judgments made by the Group relate to the following:
•
Valuation of share subscription options and non-voting shares allocated to employees and executives:

•
The fair value measurement of share-based payments is based on the Black & Scholes option valuation model, which includes assumptions about, the expected volatility of the share price over the lifetime of the instrument, the expected term of the options and the expected forfeitures. There is a high inherent risk of subjectivity when using an option valuation model to measure the fair value of share-based payments in accordance with IFRS 2.

•
The valuation assumptions adopted are disclosed in Note 9.

•
Defined benefit plans:

•
Defined benefit plans are reported in the balance sheet based on an actuarial valuation of the obligations at period-end, less the fair value of the plan’s assets. This valuation is determined by using the projected unit credit method while taking into account the workforce turnover rate, mortality probability and actuarial assumptions based on management estimates.

•
The valuation assumptions adopted are disclosed in Note 11.

•
Impairment test of the intangible asset recognized in connection with the license agreement signed with SIIL (for use of the Vaxiclase platform) and its extensions (hereinafter referred to as the “SIIL contract”):

•
The estimated fair value of the SIIL contract is calculated based on the discounted cash flow (DCF) method. In doing so, the Company’s management used estimates to determine:

•
future flows for the period until 2035, corresponding to the life of the patent underlying the license sold to SIIL;

•
the probability of success of the various stages of clinical development;

•
the discount rate;

•
the expected development timeline.

•
The valuation assumptions adopted are disclosed in Note 3.

2.6. Intangible assets
Research and development expenses
Research costs are recognized as expenses when they are incurred. Costs incurred on development projects are recognized as intangible assets when the following criteria are fulfilled:
•
it is technically feasible to complete the intangible asset so that it will be available for use or sale,

•
management intends to complete the intangible asset and use or sell it,

•
it is possible to use or sell the intangible asset,

•
it can be demonstrated that the intangible asset will likely generate economic benefits in the future,

•
adequate technical, financial and other resources necessary to complete the development and to use or sell the intangible asset are available, and

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
•
the expenditure attributable to the intangible asset during its development can be reliably measured.

Regarding the expenses incurred for developing a medicinal product and due to the risks and uncertainties inherent in the R&D process and in obtaining regulatory authorizations, the six criteria for capitalizing expenses are considered fulfilled only when the medicinal product has received marketing authorization.
Consequently, internal development expenses are recognized in the statement of consolidated operations when incurred.
SIIL contract
Initial valuation
In connection with the accounting for the combination of Genkyotex SA and Genkyotex Suisse SA on February 28, 2017, the Company recognized as an intangible asset a license agreement and its extensions signed between the Serum Institute of India Pvt. Ltd. (SIIL) and Genkyotex S.A. for the use of the Vaxiclase technology as part of the development by SIIL of acellular and multivalent vaccines containing antigens for whooping cough
In return for access to and use of the Vaxiclase technology in the authorized indications, the Company could receive up to US$57 million in initial payments and development and sales milestone payments based on criteria defined in the terms and conditions of the agreement, as well as royalties as a percentage of net sales.
The SIIL contract was valued to €10,697 thousand as of the acquisition date using the discounted cash flow (DCF) method, the future estimated cash flows being adjusted for the probability of success of the various phases in the development of products using the Vaxiclase technology.
Genkyotex S.A. signed as an extension to the SIIL contract in June 2018. Taking into account this latest extension, the agreement provides for:
•
An initial payment of €750 thousand (recognized during the first half of 2018 when the extension was signed),

•
Milestone payments for emerging markets for up to US$57 million,

•
Milestone payments for industrialized countries for up to €100 million.

The Company is also eligible to receive “single-digit percentage” royalties on sales.
Subsequent impairment testing
•
The SIIL contract is tested annually for impairment based on the same valuation method used for its initial valuation. The main assumptions used for the impairment testing are described in note 3.

Software
Software license acquisition costs are posted to assets based on the costs incurred to acquire and bring the software concerned online.
Other intangible assets
In application of the IAS 38 criteria, intangible assets acquired are recognized under assets at their acquisition cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
Amortization expense and duration
When an asset has a finite useful life, amortization is calculated using the straight-line method to spread the cost over the estimated useful life, specifically:
Items	Amortization period
Software	1 year–straight line
SIIL contract and extensions	19 years–straight line (2017–2035 corresponding to the life of the patent underlying the Vaxiclase technology license sold to SIIL)
The amortization expense for intangible assets is recognized in the consolidated income statement as:
•
“General and administrative expenses” for amortization expenses related to accounting software, and

•
“Research and development expenses” for the amortization expenses relating to the SIIL contract and extensions and the software used by the laboratory.

2.7. Property, plant and equipment
Property, plant and equipment are valued initially at their acquisition cost.
Assets are depreciated on a straight-line basis over their useful life.
The following depreciation periods are used:
Items	Depreciation period
Office equipment, furniture and computer equipment	3 to 5 years
Laboratory equipment	5 to 8 years
Right of use	1 to 3 years
The depreciation expense for property, plant and equipment is recognized in the consolidated income statement under:
•
“General and administrative expenses” for depreciation of office equipment, furniture and computer equipment; and

•
“Research and development expenses” for laboratory equipment and other laboratory assets.

2.8. Non-current financial assets
The Group’s non-current financial assets are made up of:
•
loans and receivables initially reported at fair value and subsequently evaluated at amortized cost, using the effective interest rate method. Collateral deposits and liquidity contract are included in this category.

Financial assets having a maturity over one year are classified under “Non-current financial assets”.
2.9. Other current assets
Research tax credit (“CIR”)
Research tax credits are granted to the Group’s French companies by the French State as an incentive to conduct technical and scientific research. Companies with expenses that meet the eligibility criteria receive

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
a tax credit that can be used to pay the corporate income tax due in the year in which it is granted, as well as in the following three financial years or, as the case may be, any unused surplus can be reimbursed.
In the absence of taxable income, and in view of the Company’s SME status, the CIR receivable from the French State is paid in the year following the year in which it is granted.
The research tax credit is recorded in assets for the year it was granted that corresponds to the year during which eligible expenses giving rise to a tax credit were incurred.
The research tax credit is presented in the consolidated statement of consolidated operations under grants in “Research and development expenses”.
Grants
Grants received are reported as soon as the corresponding receivable becomes certain, taking into consideration the conditions specified when the subsidy was granted.
2.10. Cash and cash equivalents
Cash and cash equivalents recognized in the balance sheet include cash at banks, cash at hand and short-term deposits with an initial maturity of less than three months.
They are held for meeting short-term cash commitments, are easily convertible into a known amount of cash and exposed to negligible risk that they will change in value.
For cash flow statement purposes, net cash consists of cash and cash equivalents as defined above.
2.11. Capital
Classification as equity depends on the specific analysis of the characteristics of each instrument issued. The Company’s ordinary shares are classified as equity instruments.
Costs directly attributable to the issuance of shares are recognized, net of tax, as a reduction from shareholders’ equity.
2.12. Share-based payments
The Company has implemented several compensation plans settled in equity instruments in the form of warrants (“BSA”) and share subscription options (“Stock-options”) attributed to employees and board members.
The grant date fair value of the equity settled share-based payments is recognized as an expense with a corresponding increase to equity over the vesting period of the awards
The fair value of the equity instruments granted to employees is measured using the Black-Scholes option valuation model.
Assumptions used in measuring the fair value of such options are disclosed below:
•
The share price used is equal to the stock market price at grant date,

•
The risk-free rate is based on the average lifetime of the instruments,

•
Expected volatility is calculated with reference to a sample of listed companies in the biotechnology sector, over a period commensurate with the expected term of the option, and

•
The expected term and forfeiture rate.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
2.13. Borrowings and financial liabilities
Unless otherwise indicated, loans and borrowings are reported after initial recognition at amortized cost, calculated using the effective interest rate (“EIR”) method, in accordance with IFRS 9.
The portion of financial debts due within one year is presented as “Current financial debt”.
2.14. Conditional advances
The Group benefits from a certain amount of public aid, in the form of conditional advances.
They are reported in accordance with IAS 20. These advances are granted at below market interest and measured at amortized cost, in accordance with IFRS 9:
•
The initial difference between the advance received and its amortized cost is a grant recorded to income in accordance with IAS 20.

•
The financial cost of the conditional advances, calculated at the effective interest rate, is then recorded under financial expenses.

If the project which benefits from the conditional advance fails, the conditional advance is usually forgiven. Any such advance forgiveness would be recorded to income as a grant.
2.15. Convertible bonds
Financial instruments, such as convertible bonds (“OCA”) or convertible bonds with stock acquisition rights options (“OCABSA”) undergo a specific analysis. Refer to note 10.2
2.16. Employee benefit obligations
The Group provides retirement, death and disability benefits to its employees in line with local customs and requirements through pension payments by social security bodies, which are funded by Group and employee contributions (defined contribution plan) in Switzerland and France, the two countries where the Group operates.
The Group also provides retirement, death and disability benefits to its Swiss and French employees through the following defined-benefit plans:
•
For Swiss employees, Genkyotex Suisse SA’s compulsory company-wide defined-benefit plan through a program that is funded through employer (50%) and employee (50%) contributions. This company-specific plan has been in place since Genkyotex Suisse SA was founded, and all Swiss employees of this company are beneficiaries of the plan. On retirement, the plan participant will receive his/her accumulated savings, which consist of all contributions paid in by the employer and the employee (net of any withdrawals) and the interest granted on those savings, which are fixed, according to the law for the compulsory part and at the discretion of the Council of the Foundation for the optional part. At retirement age, the plan participant will be entitled to choose between a lump sum payment or an annuity, or a combination of the two.

•
Employees of the Group’s French companies are entitled to a retirement lump sum payment at the time of retirement.

Pension plans, similar compensation and other employee benefits that qualify as defined benefit plans (in which the Group guarantees an amount or defined level of benefits) are reported in the balance sheet based on an actuarial valuation of the obligations at period end, minus the fair value of the plan’s assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
This valuation is determined by using the projected unit credit method, taking into account staff turnover and mortality probability. Any actuarial differences are reported in equity under “Other comprehensive income.”
The Group’s payments into defined contribution plans are reported under expenses in the consolidated income statement for the period to which they relate. Retirement expenses (cost of services rendered and interest expense) are presented in operating income (loss).
2.17. Provisions
A provision is recognized if, as a result of a past event, a company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.
The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the reporting date.
2.18. Other current liabilities
The fair value of current liabilities is equivalent to their carrying amount in the balance sheet, taking into account the extremely short deadlines for payment.
2.19. Financial assets and liabilities and impacts on consolidated income statement
The Company has established three categories of financial instruments depending on their valuation methods and uses this classification to disclose some of the information required by IFRS 7:
•
Level 1: financial instruments listed on an active market;

•
Level 2: financial instruments whose valuation methods rely on observable inputs; and

•
Level 3: financial instruments whose valuation methods rely entirely or partly on unobservable inputs, an unobservable input being defined as one whose measurement relies on assumptions or correlations that are not based on the prices of observable market transactions for a given instrument on the valuation date, nor on observable market data on the valuation date.

2.20. Revenue
Revenue is recognized in accordance with IFRS 15, the fundamental principle of which is based on the transfer of control of goods and services to the customer.
The standard sets out a five-step general approach to revenue recognition:
•
Step 1: Identify the contract;

•
Step 2: Identify the “performance obligations” under the contract. The “performance obligations” serve as a unit of account for the revenue recognition;

•
Step 3: Determine the transaction price;

•
Step 4: Allocate the transaction price to each “performance obligation”;

•
Step 5: Recognize the revenue when the “performance obligation” is satisfied, either on a given date or over time.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
The standard specifies how to treat licenses and distinguishes two types:
•
those which constitute a right to access intellectual property as it will change over the term of the license as a result of future action taken by the licensor. These licenses are known as “dynamic licenses” or “rights to access” and recognition of the associated income is spread over the term of the license; and

•
those which constitute a right to use “fixed” intellectual property, as it exists as of the date on which the license is assigned. These licenses are called “static licenses” or “rights of use”, and the income related to them is recognized on a given date at the time when control of the license is transferred, unless the royalty exception applies, regardless of the type of license.

Variable consideration, except for license royalties is recognized when it is highly probable.
IFRS 15 also provides that the revenue related to intellectual property licenses for which royalties are received should be recognized when the later of the following two events occurs:
•
the license is sold or used by the customer (on which the calculation of royalties is based);

•
the “performance obligation” to which these royalties have been allocated has been satisfied.

2.21. Details of expenses and products by function
The Group presents its consolidated income statement by function in two categories:
•
Research and development expenses;

•
General and administrative expenses.

Expenses are broken down on the basis of cost accounting.
The research tax credit and other operating grants are presented as a reduction of the research and development costs. They are recognized in profit or loss on a systematic basis as the entity recognizes as expenses the costs that the grants are intended to compensate.
2.22. Net financial income and expenses
Net financial income includes:
•
Expenses related to the financing of the Company: interest paid and unwinding of conditional advances and financial liabilities.

•
Interest income from term deposits and the capital bond.

•
Changes in fair values of derivative financial instruments.

Gains and losses on currency translation are also reported under financial income (expenses).
2.23. Income taxes
Taxable assets and liabilities are valued at the amount expected to be recovered from or paid to the tax authorities.
The tax rates and tax regulations used to calculate these amounts are those which were enacted or substantively enacted at the end of the reporting period.
Deferred taxes are reported using the variable deferral method for all temporary differences existing at the end of the reporting period between the tax base of assets and liabilities and their carrying amount on the balance sheet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 2:   Accounting principles, rules and methods (continued)
Deferred tax assets are recognized for unused tax loss carryforward to the extent that taxable temporary differences are available and, beyond, when it is probable that the Company will have future taxable profits to which those unused tax losses could be applied. The measurement of identifiable deferred tax assets requires Management to make estimates about the time period over which the deferred losses will be used up, and about the level of future taxable income, based on the tax strategies adopted.
2.24. Earnings (loss) per share
Basic earnings (loss) per share are calculated by dividing the net income (loss) attributable to the Company shareholders by the weighted average number of the shares outstanding during the period.
Diluted earnings (loss) per share are calculated by adjusting the net income (loss) attributable to the holders of ordinary shares and the weighted average number of ordinary shares outstanding by the effects of all the dilutive potential ordinary shares.
If the inclusion of instruments giving deferred access to capital (warrants or convertible bonds) creates an anti-dilutive effect, those instruments are not taken into account.
2.25. Segment information
The Group operates in only one business segment, the research and development of pharmaceutical products.
Assets, operating losses as well as research and development facilities are located in France and in Switzerland.
Note 3:   Intangible assets
(amounts in thousands of euros)	Software	SIIL Contract and extensions	Total
GROSS AMOUNT
As of December 31, 2018	16	10,697	10,713
Addition	1	—	1
As of December 31, 2019	17	10,697	10,714
Addition	1	—	1
As of September 30, 2020	18	10,697	10,714
AMORTIZATION AND IMPAIRMENT
As of December 31, 2018	16	1,043	1,060
Increase	—	567	567
Exchange effect	1	—	1
As of December 31, 2019	17	1,611	1,628
Increase	1	426	427
Impairment		5,859	5,859
As of September 30, 2020	18	7,896	7,914
NET BOOK VALUE
As of December 31, 2019	—	9,086	9,086
As of September 30, 2020	—	2,801	2,801

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 3:   Intangible assets (continued)
The Company carried out an impairment test of the SIIL contract at December 31, 2019 and September 30, 2020 using the same valuation model (risk adjusted discounted cash flows) that was used for the initial accounting of the contract.
The main valuation assumptions used for the assessment of the fair value of the contract at December 31, 2019 and September 30, 2020 are as follows:
•
The business plan from the reporting date until 2035, corresponding to the life of the patent for the Vaxiclase technology licensed to SIIL (no terminal value).

•
The probability of success of the various stages of clinical development (based on a study conducted by Biomedtracker in 2016 who undertook a retrospective analysis of the probability of success of the various stages of clinical development in 9,985 trials between 2006 and 2015):

	Probability of success of each phase	Overall probability of success
POC(1)	100%	100%
Phase 1	70%	70%
Phase 2	43%	30%
Phase 3	73%	22%
Commercial success	89%	19%

(1)
Proof of concept already achieved

•
The discount rate of 17% at September 30, 2020 (14.2% at December 31, 2019), was estimated based on a weighted average cost of capital based on the risk premium of the French equity market, an average beta originating from a sample of biotechnology companies operating in the liver disease and a risk premium specific to the Company. The increase in the discount rate is due to an increase of the risk premium specific to the Company

In addition, at the end of December 2020, SIIL informed the Company that given the Covid-19 situation, it would be difficult for them to focus and develop any other vaccine than Covid. They also indicated that they were facing technical challenges with the technology and were not getting convincing results. As a result the timeline that prevailed at the end of 2019 is no longer valid as of September 30, 2020 and SIIL indicated that they would expect that it would be pushed back by 2 years i.e. the first product to be developed using the Vaxiclase technology is not expected to enter a phase 1 clinical trial before the first quarter of 2024 (compared to the first quarter of 2022 previously).The timeline to develop the products until market authorization was also reassessed and extended in light of the Covid-19 situation, prior delays already experienced and the technical challenges faced.
This impairment test highlighted a loss of value of €(5,859) thousand as of September 30, 2020 (no impairment at December 31, 2019), which has been recognized in research and development expenses. The loss is mainly explained by the delay in the expected development by SIIL of the products using the Vaxiclase technology.
The sensitivity of the assumptions used in the valuation model is as follows at September 30, 2020:
•
A 1-point increase in the discount rate would generate an additional impairment loss of €(283) thousands;

•
A 2.5-point decrease in the probability of success of different phases would generate an additional impairment loss of €(433) thousands;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 3:   Intangible assets (continued)
•
A 10% deterioration in the business plan would generate an additional impairment loss of €(1,004) thousands;

•
A one-year delay in the development phases of the project would generate an additional impairment loss of €(767) thousands.

Note 4:   Property, plant and equipment
(amounts in thousands of euros)	Laboratory equipment	Office equipment, furniture and computer equipment	Buildings (right of use)	Total
GROSS AMOUNT
As of January 1, 2019	538	98	—	636
IFRS 16 first application impact	—	—	262	262
Disposal	—	1	—	1
Exchange effect	15	3	10	29
As of December 31, 2019	553	102	272	927
Addition	—	2	171	173
Disposal	(46)	(11)	—	(57)
Exchange effect	2	1	0	3
As of September 30, 2020	509	94	443	1,046
DEPRECIATION
As of January 1, 2019	508	97	—	605
IFRS 16 first application impact	—	—	131	131
Increase	15	1	—	16
Decrease	—	—	—	—
Exchange effect	15	3	3	21
As of December 31, 2019	538	101	134	772
Increase	7	1	102	109
Decrease	(46)	(11)	—	(57)
Exchange effect	2	1	(0)	3
As of September 30, 2020	501	91	235	827
NET BOOK VALUE
As of December 31, 2019	15	1	138	154
As of September 30, 2020	8	2	208	218
The increase in right of use in 2020 is due to the renewal of the lease agreement for the Archamps premises for an additional period of 3 years and to an extension of the lease term by 8 months of the Plan-les-Ouates premises.
Except for the impact of the delay in the development process of the products using the Vaxiclase platform (SIIL contract refer to note 3), the COVID-19 pandemic had a limited impact on the company’s operations (refer to note 2.1 Impacts of the health crisis on the financial statements). No indicators of impairment have been identified on other assets and as a result, no additional impairment test was performed at the closing dates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 5:   Non-current financial assets
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Cash reserve related to the liquidity agreement	14	21
Guarantees	15	15
Total non-current financial assets	29	36
Note 6:   Other current assets and prepaid expenses
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Research tax credit(1)	899	356
Value added tax	229	206
Social security receivables	16	71
Suppliers–advances payment and debit balance(2)	75	—
Miscellaneous	131	35
Total other current assets	1,349	668

(1)
Research Tax Credit (“CIR”)

CIR research tax credits are payable by the government in the year following its recognition when there is no taxable net income to be offset. The Company does not have taxable net income.
CIR recorded as of December 31, 2019 includes CIR 2019 (€899 thousand), reimbursed by the French Tax Authorities in April 2020.
CIR recorded as of September 30, 2020 includes the CIR estimated for the nine-month period ended September 30, 2020 (€356 thousand).
The CIR is estimated on the basis of the expenses that meet the eligibility criteria.
(2)
Suppliers advances payment and debit balance involve installments paid to the Contract Research Organization (CRO) responsible for studies.

(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Prepaid expenses	151	179
Prepaid expenses mainly relate to research services provided by an external provider.
Note 7:   Cash and cash equivalents
Cash and cash equivalents are broken down as follows:
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Bank accounts	2,417	3,590
Short-term deposits	—	—
Total cash and cash equivalents	2,417	3,590

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 8:   Share capital
	At the end of the financial periods presented
SHARE CAPITAL	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Share capital (in thousands of euros)	8,683	11,549
Number of shares	8,683,449	11,548,562
o/w ordinary shares	8,863,449	11,548,562
Par value of shares (in euro)	1.00 €	1.00€
Reverse stock split
After closing of the market on March 28, 2019, the old Genkyotex shares (ISIN code: FR0011790542) have been delisted from Euronext and have been replaced by the new Genkyotex shares (ISIN code: FR0013399474) beginning at the start of trading on March 29, 2019. Every 10 shares with a par value of €0.10 of the Company’s issued and outstanding common stock have automatically been combined into one share with a par value of €1.00. The number of shares of common stock underlying Genkyotex’ options, warrants, convertible securities or other rights to acquire shares of common stock was adjusted accordingly. This technical adjustment is purely arithmetical and has no impact on the value of Genkyotex shares held by the shareholders.
Capital increases
During the nine-month period ended September 30, 2020, 80 bonds were converted for a total of 417,816 new shares with a par value of €1.00, resulting in a €418 thousand capital increase plus an issue premium of €382 thousand.
Furthermore, the Company carried out a capital increase in February 2020 with maintenance of preferential subscription rights (“DPS”) at the end of which 2,447,297 new shares were issued, i.e. a capital increase of €2,447 thousand, increased by a premium of €2,496 thousand.
As of September 30, 2020, the share capital of the Company was €11,548,562.00 divided into 11,548,562 fully subscribed ordinary shares with a nominal value of €1.00 per share.
Capital management
The Group’s policy is to maintain a sufficient capital base in order to preserve the confidence of investors and creditors and to support the Company’s future growth.
Following the Company’s IPO on the regulated Euronext market in Paris and Brussels, the Company signed a liquidity contract on April 18, 2014, in order to limit intra-day volatility in the Company’s share price. For this purpose, the Company had initially entrusted €200 thousand to Oddo Corporate Finance so that it could carry out purchase and sale transactions on the Company’s shares. The contract was transferred to Kepler Cheuvreux on May 7, 2018.
As of September 30, 2020—under the contract—6,632 treasury shares (or €17 thousand) were removed from equity and €21 thousand in cash was entered as non-current financial assets.
As of December 31, 2019—under the contract—7,789 treasury shares (or €16 thousand) were removed from equity and €14 thousand in cash was entered as non-current financial assets.
As of December 31, 2018—under the contract—94,540 treasury shares (or €122 thousand) were removed from equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 8:   Share capital (continued)
Dividends
The Company paid no dividend in the financial periods presented.
Note 9:   Share-based payments
Following the closing of the acquisition by Calliditas Therapeutics of a controlling interest of 62.7% in Genkyotex SA in November 2020 and the subsequent simplified mandatory cash tender offer, the BSA022010, BSA12/2013 and BSA09/2014 were waived, the stock option012018, stock option092018 and stock option032019 were waived by current employees. The vesting of the stock option062020 has been accelerated and all stock option062020 have been exercised. Two former employees agreed to waive their stock options012018 and stock option032019 in case of a squeeze out subsequent to a tender offer.
Warrants
The Company issued warrants to employees in 2010, 2013 and 2014 which were all fully vested by September 30, 2017. The following table summarizes the main features of these warrants which are still outstanding:
		Plan features
Type	Grant date	Number of warrants granted(1)	Maturity date	Adjusted exercise price(2)
BSA 02/2010	02/04/2010	155,200	10 years	€30.00
BSA 12/2013	12/20/2013	116,000	10 years	€40.00
BSA 09/2014	09/12/2014	35,000	10 years	€57.90

(1)
After the reverse stock split at the beginning of 2019, the parity is 10 BSAs issued before 2019 for 1 new share.

(2)
The exercise price was adjusted to take into account the reverse stock split.

Changes in number of outstanding warrants
Type	Grant date	Number of outstanding warrants					Number of shares which can be subscribed(3)
		At 12/31/2019	Granted	Exercised	Lapsed	At 09/30/2020
BSA 02/2010	02/04/2010	155,200	—	—	(2,700)	152,500	15,295
BSA 12/2013	12/20/2013	116,000	—	—	—	116,000	11,631
BSA 09/2014	09/12/2014	35,000	—	—	—	35,000	3,509
Total		306,200	—	—	(2,700)	303,500	30,435

(3)
Following the capital increase which took place on February 6, 2020 (see Note 8), the maximum number of shares that can be subscribed was adjusted to take into account the dilutive effect of maintaining the preferential subscription rights.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 9:   Share-based payments (continued)
Stock Options
The following table summarizes the option plans issued to employees and the assumptions adopted for IFRS 2 valuation:
		Plan features			Assumptions
Type	Grant date	Number of options granted(1)	Exercise period	Adjusted exercise price(2)	Volatility	Risk-free rate	Total initial IFRS 2 valuation (€ thousands) (Black&Scholes)
Stock option 01/2018	01/09/2018	1,159,934	10 years	€16.70	60.68%	0.00%	1,096
Stock option 10/2018	10/11/2018	20,000	10 years	€14.90	56.86%	0.11%	13
Stock option 03/2019	03/21/2019	1,336,380	10 years	€9.10	56.80%	-0.27%	604
Stock option 06/2020	06/04/2020	187,612	10 years	€2.30	59,33%	-0.49%	241

(1)
After the reverse stock split at the beginning of 2019, the exchange ratio was 10 stock options issued before 2019 for 1 new share.

(2)
The exercise price was adjusted to take the reverse split into account.

The plans only have service conditions and vest over 4 years by tranche of 25% (graded vesting).
Changes in number of outstanding warrants
Type	Grant date	Number of warrants outstanding					Number of shares which can be subscribed(3)
		At 12/31/2019	Granted	Exercised	Lapsed	At 09/30/2020
Stock option 01/2018	01/09/2018	1,130,153	—	—	(28,294)	1,101,859	110,513
Stock option 10/2018	10/11/2018	20,000	—	—	—	20,000	2,006
Stock option 03/2019	03/21/2019	1,336,380	—	—	(61,750)	1,274,630	127,882
Stock option 06/2020	06/04/2020	—	187,612	—	—	187,612	187,612
TOTAL		2,486,533	187,612	—	(90,044)	2,584,101	428,013

(3)
Following the capital increase which took place on February 6, 2020 (see Note 8), the maximum number of shares that can be subscribed was adjusted to take into account the dilutive effect of maintaining the preferential subscription rights.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 9:   Share-based payments (continued)
Stock-based compensation expense recognized for the periods presented
(amounts in thousands of euros)
	TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2019				NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2020
Type	Probable cost of the plan	Cumulative expenses– beginning of period	Expense for the period	Cumulative expense to date	Probable cost of the plan	Cumulative expenses– beginning of period	Expense for the period	Cumulative expense to date
Stock option 01/2018	1,068	511	250	761	1,041	761	108	869
Stock option 10/2018	13	1	6	7	13	7	2	10
Stock option 03/2019	604	—	228	228	577	228	123	351
Stock option 06/2020	—	—	—	—	241	—	38	38
Total	1,685	512	483	996	1,872	996	271	1,268
Note 10:   Borrowings and financial liabilities
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Conditional advances	—	—
Lease obligations (IFRS 16)	17	63
Non-current financial liabilities	17	63
Conditional advances	—	—
Lease obligations (IFRS 16)	122	145
Convertible bonds (refer to note 10.2)	725	—
Derivative liabilities	64	—
Bank overdrafts	0	0
Current financial liabilities	912	146
Total financial liabilities	928	209
The increase in the lease obligation in 2020 is due to the renewal of the lease agreement for the Archamps premises for an additional period of 3 years and to an extension of the lease term by 8 months of the Plan-les-Ouates premises.
In 2020, the convertible bonds issued to Yorkville were fully converted.
Breakdown of financial liabilities by maturity, at value on redemption
The maturity of financial liabilities of the Company is broken down as follows:
(amounts in thousands of euros)	AS OF SEPTEMBER 30, 2020	Current	Non-current
		< 1 year	1 to 5 years	> 5 years
Conditional advances	—	—	—	—
Lease obligations	208	145	63	—
Convertible bonds	—	—	—	—
Derivative liabilities	—	—	—	—
Bank overdrafts	0	0	—	—
Total financial liabilities	209	145	63	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 10:   Borrowings and financial liabilities (continued)
10.1 Conditional advances
CHANGE IN CONDITIONAL ADVANCES AND SUBSIDIES (amounts in thousands of euros)	OSEO 3– ProCervix (GTL001)	TOTAL
As of January 1, 2019	118	118
Proceeds from conditional advances	—	—
Repayment	(118)	(118)
Subsidies	—	—
Financial expenses	1	1
As of December 31, 2019	—	—
Proceeds from conditional advances	—	—
Repayment	—	—
Subsidies	—	—
Financial expenses	—	—
As of September 30, 2020	—	—
OSEO Innovation conditional advance—OSEO 3
On January 11, 2013, Genkyotex SA (formerly Genticel SA) obtained from OSEO an interest-free conditional advance to “extend the Phase I clinical studies of the ProCervix (GTL001) project” for a total of €849 thousand.
Following confirmation of completion of the program and after obtaining the statement of expenditure incurred on the project financed by OSEO, the conditional advance was reduced to take into account the fact that actual expenditure was less than projected. The aid was thus reduced to €812 thousand, and an amendment was signed on September 5, 2014, to change the repayment dates.
The Company repaid this advance in several installments between September 30, 2014 and June 30, 2019 and there is no remaining outstanding liability at December 31, 2019 and September 30, 2020.
10.2 Convertible bonds
CHANGE IN CONVERTIBLE BONDS (amounts in thousands of euros)	2019 YORKVILLE OCABSA	2018 YORKVILLE OCABSA	TOTAL
As of January 1, 2019	—	3,510	3,510
Issuance	1,600	—	1,600
Derivative liabilities	(128)	—	(128)
Amortized cost of debt	53	(260)	(207)
Debt extinction	—	(1,600)	(1,600)
Conversion	(800)	(1,650)	(2,710)
As of December 31, 2019	725	—	725
Cash inflow	—	—	—
Derivative liabilities	—	—	—
Amortized cost of debt	75	—	75
Debt extinction	—	—	—
Conversion	(800)	—	(800)
As of September 30, 2020	—	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 10:   Borrowings and financial liabilities (continued)
Convertible bonds with share subscription warrants (“2018 YORKVILLE OCABSAs”) issued to YA II PN Ltd (“Yorkville”) on August 20, 2018.
On August 20, 2018, the Company signed a convertible bond (OCA) with stock acquisition rights (BSA) (referred to as the “2018 YORKVILLE OCABSA”) agreement with YA II PN Ltd (“Yorkville”) to raise up to €7.5 million, at the Company’s discretion.
The agreement comprised two tranches:
•
A first tranche of 500 OCAs for a nominal amount of €5 million (as of the signature date) ;

•
A second tranche consisting of OCAs for a nominal amount of €2.5 million which became null and void on November 23, 2018.

The OCAs have the following features:
•
Par value: €10,000

•
Subscription price: 98% of par

•
Commitment fees: 6% of par value

•
Maturity: 12 months

•
No interest

•
Conversion methods: N = Vn / P where

•
N corresponds to the number of shares that can be subscribed

•
Vn corresponds to the par (nominal) value of the bond

•
P corresponds to 92% of the average share price for the five trading days before the conversion request.

If the OCAs are not converted before the maturity date, they are refundable in cash.
The BSAs have the following features:
•
Maturity: 5 years

•
Exercise price: 115% of the average share price for the five trading days before the tranche is issued.

The Company incurred €410 thousand in fees setting up the bond, including €300 thousand in commitment fees.
Initial Accounting treatment
The OCAs are analyzed as hybrid instruments (the parity for conversion is not fixed and depends on the stock market price) including a non-derivative host (financial debt) and an embedded derivative (conversion option). In accordance with paragraph 4.3.5 of IFRS 9, the Company chose to designate the OCAs at full fair value through profit and loss, therefore not separating the debt and the embedded derivatives.
Because of the fixed exchange parity of the BSA, the Company analyzed them as equity instruments and they were booked to equity for their fair value upon issuance.
As a result, as of the date the agreement was signed and the first tranche was issued, the Company recorded:
•
The fair value of the BSAs for €242 thousand

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 10:   Borrowings and financial liabilities (continued)
•
The fair value of the OCAs amounting to €5,400 thousand, or 108% of their par value;

•
a €742 thousand financial expense (day-one loss) representing the difference between 98% of the par value (issuing price) net of the BSA estimated fair value and the fair value of the OCAs,

•
The commitment fee amounting to €300 thousand and the other issuance fees amounting to €110 thousand were also recorded to expense.

In the course of 2018, subsequently to the issuance of the first tranche, Yorkville converted 175 OCAs for €1.75 million representing 149,762 shares (share price for conversion purposes ranging from €8.77 to €14.87).
Subsequent accounting of the OCAs
Between January 1, 2019 and July 31, 2019, Yorkville converted 165 additional OCAs for €1.65 million representing 310,721 of new shares (share price for conversion purposes ranging from €3.39 to €7.949).
In August 2019, the Company agreed with Yorkville Advisors Global—the management company of a US investment fund—to extend the conversion period for the remaining €1.6 million of OCA still outstanding at that date.
To this end, on August 19, 2019, Genkyotex signed an agreement to buy back from Yorkville, the remaining €1.6 million of 2018 YORKVILLE OCABSAs maturing on August 20, 2019, and then immediately issued to Yorkville 160 convertible bonds (the “2019 YORKVILLE OCAs”) for a total nominal amount of €1.6 million. There was no cash payment in connection with these agreements, the outstanding 2018 YORKVILLE OCABSAs being offset by the 2019 YORKVILLE OCAs.
In accordance with IFRS 9, the redemption of the 2018 YORKVILLE OCABSAs was analyzed by the Company to be a debt extinction.
Convertible bonds (“2019 YORKVILLE OCAs”) issued to YA II PN Ltd (“YORKVILLE”) on August 19, 2019
The main features of the 2019 YORKVILLE OCAs issued on August 19, 2019 are:
•
The nominal unit value of the OCAs is equal to ten thousand euro (€10,000). Each OCA will be issued at a subscription price per OCA equal to 100% of its nominal unit value, a total nominal amount of one million six hundred thousand euro (€1,600,000).

•
The OCAs (i) are freely assignable or transferable by the Investor to any of its affiliates and (ii) may not be transferred to any other third party without the prior written consent of the Company.

•
The OCAs will not be listed or admitted to trading on the regulated markets of Euronext Paris or Euronext Brussels or on any other financial market. Each OCA expires twelve (12) months from its issue (the “Maturity date”). In the event that an OCA is not converted before the Maturity date, the Company is obliged to repay the outstanding amount in cash.

•
The OCAs do not bear any interest. However, in the event of the occurrence of a Default (2), each OCA outstanding will bear interest at the rate of 15% per year from the date of the Default and up to (i) the date on which the Default is resolved, or (ii) the date on which the OCA has been fully converted and/or repaid, if the Default has not yet been resolved.

•
The number of new shares issued by the Company for the benefit of each OCA holder when converting one or more OCAs corresponds to the amount of the conversion divided by the applicable Conversion Price. The “Conversion Price” is equal to 92% of the weighted average share price

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 10:   Borrowings and financial liabilities (continued)
quoted on Euronext (as reported by Bloomberg) (the “Average Prices”) on the five (5) consecutive stock exchange sessions up to the trading session immediately before the conversion date.
The Company incurred €103 thousand of expenses directly attributable to the issuance of the debt.
Initial Accounting treatment
The convertible bonds are analyzed as hybrid instruments (the parity for conversion is not fixed and depends on the stock market price) including a non-derivative host (financial debt) and an embedded derivative (conversion option). In accordance with IFRS 9, the debt component is amortized using the effective interest rate method, over the estimated maturity date. If the convertible bond is converted before the estimated maturity date, any difference between the fair value of the subscribed shares and the total value of (the net book value of the financial debt + the fair value of the conversion option) is recorded to the profit and loss.
The conversion option of the convertible bonds was bifurcated and classified in derivative instruments due to the parity not being fixed and measured at fair value on the date of issuance (based on the Monte-Carlo valuation model) with recognition of the changes in fair value in profit or loss in accordance with IFRS 9.
At the date of issue, the value of the derivative liability was €128 thousand or 8% of the total nominal amount of €1,600 thousand.
In the course of 2019, subsequently to the issuance of the 2019 Yorkville OCA, Yorkville converted 80 OCAs for €0.8 million representing 437,966 shares (share price for conversion purposes ranging from €1.785 to €1.810). As of December 31, 2019, the derivative liability was €64 thousand or 8% of the residual nominal amount of €800 thousand.
Conversions in financial year 2020
In financial year 2020, Yorkville converted the 80 remaining 2019 YORKVILLE OCA in accordance with the following terms and conditions:
Conversion date	Number of bonds	Amounts (in €)	Conversion price	Number of shares issued	Issuance premium
01/14/2020	30	€300,000	€1.874	160,085	139,914
01/15/2020	50	€500,000	€1.940	257,731	242,267
Total converted in 2020	80	€800,000		417,816	382,181
As of September 30, 2020, no more 2018 YORKVILLE OCABSAs or 2019 YORKVILLE OCA were outstanding.
The 666,312 BSAs which were issued with the first tranche of the 2018 YORKVILLE OCABSAs (giving the right to subscribe 66,631 shares after taking into account the reverse stock split which took place on March 29, 2019) were still outstanding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 10:   Borrowings and financial liabilities (continued)
10.3 Lease obligations
The following table shows the changes in lease liabilities:
CHANGES IN FINANCIAL DEBT—LEASE OBLIGATIONS (amounts in thousands of euros)	Financial debt (lease liabilities)
As of January 1, 2019	—
IFRS 16 first application impact	263
(+) Newlease liabilities	—
(-) Repayments (IFRS 16)	(121)
(-) Advance payment	(9)
Exchange rate	6
As of December 31, 2019	139
(+) New lease liabilities	171
(-) Repayments (IFRS 16)	(102)
(-) Advance payment	—
Exchange rate	1
As of September 30, 2020	208
Note 11:   Employment benefit obligations
EMPLOYEE BENEFIT OBLIGATIONS (amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Swiss employees	1,335	874
French employees	13	86
Employee benefit obligations	1,348	960
11.1 Swiss employees
The defined benefit obligation related to the 2nd pillar of the Swiss pension system is assessed using the following assumptions:
ACTUARIAL ASSUMPTIONS	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Age at retirement	Voluntary retirement 64 years of age for women/ 65 years of age for men
Discount rate	0.20%	0.20%
Mortality table	LPP 2015 generation	LPP 2015 generation
Salary revaluation rate	1.00%	1.00%
Retirement pension inflation rate	0.50%	0.50%
Deposit rate on savings accounts	1.00%	1.00%
Turnover rate	10.00%	10.00%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 11:   Employment benefit obligations (continued)
Mortality rate
Assumptions regarding future mortality are based on advice, statistics publications and experience. The weighted average duration of the retirement obligation is as follows:
	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
The weighted average duration of the retirement obligation	26.00	25.90
Changes to the retirement obligation and the fair value of retirement benefit plan assets are as follows:
(amounts in thousands of euros)	Defined benefit plan obligation	Fair value of plan assets	Employee benefit obligations
January 1, 2019	2,228	(1,237)	991
Service costs	328	—	328
Interest expense	19	(11)	8
Employee contribution	—	(109)	(109)
Subtotal included in the statement of consolidated operations	347	(120)	227
Amounts paid/received	(22)	22	—
Return on assets (excluding interest expenses)	—	(2)	(2)
Actuarial gains and losses related to changes in demographic assumptions	—	—	—
Actuarial gains and losses related to changes in financial assumptions	172	—	172
Other actuarial gains (losses)	11	—	11
Experience effect	—	—	—
Subtotal included in other items of comprehensive income	182	(2)	180
Employer contributions	—	(109)	(109)
Currency translation effect	98	(52)	45
December 31, 2019	2,833	(1,498)	1,335
Service costs	257	—	257
Interest expense	4	(2)	2
Curtailment	(1,114)	564	(550)
Employee contribution	—	(66)	(66)
Subtotal included in the statement of the consolidated operations	(852)	496	(357)
Amounts paid/received	(46)	46	—
Return on assets (excluding interest expenses)	—	(9)	(9)
Actuarial gains and losses related to changes in demographic assumptions	—	—	—
Actuarial gains and losses related to changes in financial assumptions	—	—	—
Other actuarial gains (losses)	(41)	—	(41)
Experience effect	—	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 11:   Employment benefit obligations (continued)
(amounts in thousands of euros)	Defined benefit plan obligation	Fair value of plan assets	Employee benefit obligations
Subtotal included in other items of comprehensive income	(41)	(9)	(50)
Employer contributions	—	(66)	(66)
Currency translation effect	24	(12)	12
September 30, 2020	1,918	(1,044)	874

The retirement obligation as of September 30, 2020 decreased from December 31, 2019 due to an employee leave and the transfer of an employee toward the French entity of the Group.
Sensitivity analysis as of September 30, 2020
(Amounts in € thousands)		Salary revaluation rate
Sensitivity analysis	0.50%	Assumptions: 1.00%	1.50%
Retirement obligation	1,879	1,918	1,958
		Discount rate
Sensitivity analysis	-0.30%	Assumptions: 0.20%	0.70%
Retirement obligation	2,190	1,918	1,691
		Pension inflation rate
Sensitivity analysis	0.00%	Assumptions: 0.50%	1.00%
Retirement obligation	1,803	1,918	2,045
Asset classes from the retirement plan and their respective allocations are as follows:
Allocation (in € thousands)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Cash and cash equivalent	37	23
Bonds	840	599
Mortgage loans	228	143
Shares	259	34
Real estate	—	155
Other investments	133	90
Total	1,498	1,044
The full-year Group contributions for the 2020 retirement plan are estimated at €116 thousand.
The following table shows estimated benefit payments for the next years:
2021	€105 thousand
2022	€93 thousand
2023	€82 thousand
2024	€69 thousand
2025–2029	€197 thousand

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 11:   Employment benefit obligations (continued)
11.2 French employees
The main actuarial assumptions used to measure retirement indemnities are as follows:
ACTUARIAL ASSUMPTIONS	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Age at retirement	Voluntary retirement age between 65 and 67
Collective bargaining agreement	Pharmaceutical industry
Discount rate
(IBOXX Corporates AA)	0.77%	0.59%
Mortality table	INSEE 2018	INSEE 2018
Salary revaluation rate	2.00%	2.00%
Turnover rate
20 years to 30 years old from 18.3% to 10.90%
31 years old to 40 years old from 10.4% to 6.3%
41 years old to 50 years old from 6% to 4.2%
51 years old to 60 years old from 3.9% to 1%
61 years old to 64 years old 1%
Above 65 years nil

Social security expense ratio
Managers	47%	45%
Non-managers	47%	45%
The following shows the change in retirement provisions:
(amounts in thousands of euros)	Retirement obligation
As of January 1, 2019	5
Service costs	5
Interest expense	0
Actuarial gains and losses	3
As of December 31, 2019	13
Service costs	73
Interest expense	0
Actuarial gains and losses	(0)
As of September 30, 2020	86
Note 12:   Provisions
In 2020, a tax control occurred in France over the fiscal years 2016, 2017 and 2018. The French Tax Authorities completed their audit in November 2020 and reassessed the research tax credit. Based on this reassessment the Company booked a provision totaling €258 thousand as of September 30, 2020. The related expense has been recognized in the consolidated income statement as an increase of the “Research and development expenses”.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 12:   Provisions (continued)
Note 13:   Tax and social liabilities
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Bonus (including social security contributions)	17	417
Payroll & related accounts	190	309
Social security expenses	134	61
Other taxes and similar	128	21
Total tax and social liabilities	469	808
Note 14:   Financial assets and liabilities and impacts on statements of consolidated operations
The Company’s financial assets and liabilities are measured as follows as of December 31, 2019 and September 30, 2020, respectively:
	AS OF DECEMBER 31, 2019
(amounts in thousands of euros)	Value– Statement of financial position		Value–Statement of financial position (IFRS 9)
		Fair value	Fair value through profit or loss	Amortized cost
Non-current financial assets Level 1	29	29	—	29
Other current assets Level 1	1,349	1,349	—	1,349
Prepaid expenses Level 1	151	151		151
Cash and cash equivalents Level 1	2,417	2,417	2,417	—
Total assets	3,946	3,946	2,417	1,529
Non-current financial liabilities Level 1	17	17	—	17
Current financial liabilities Level 3 & level 1	912	912	725	186
Accounts payables Level 1	562	562	—	562
Other payables Level 1	512	512	—	512
Total liabilities	2,002	2,002	725	1,277
The Company’s financial instruments that are recognized at fair value through profit or loss are:
•
cash and cash equivalents which are classified as Level 1; and

•
derivative instruments in connection with convertible notes (see Note 10.2), which are classified as Level 3.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 14:   Financial assets and liabilities and impacts on statements of consolidated operations (continued)
	AS OF SEPTEMBER 30, 2020
(amounts in thousands of euros)	Value– Statement of financial position		Value–Statement of financial position (IFRS 9)
		Fair value	Fair value through profit or loss	Amortized cost
Non-current financial assets Level 1	36	36	—	36
Other current assets Level 1	668	668	—	668
Prepaid expenses Level 1	179	179		179
Cash and cash equivalents Level 1	3,590	3,590	3,590	—
Total assets	4,473	4,473	3,590	883
Non-current financial liabilities Level 1	63	63	—	63
Current financial liabilities Level 1	146	146	—	146
Accounts payables Level 1	656	656	—	656
Other payables Level 1	862	862	—	862
Total liabilities	1,727	1,727	—	1,727
The impact of the Company’s financial assets and liabilities on the consolidated income statement are as follows for the twelve-month period ended December 31, 2019 and for the nine-month period ended September 30, 2020:
	AS OF DECEMBER 31, 2019		AS OF SEPTEMBER 30, 2020
(amounts in thousands of euros)	Interest	Change in fair value	Interest	Change in fair value
Profit or loss impact of assets
Fair value through income/(loss)	—	—	—	—
Cash and cash equivalents	—	—	—	—
Profit or loss impact of liabilities
Financial debt at amortized cost (conditional advances)	1	—	—	—
Financial debt at amortized cost (lease liabilities)	5	—	3	—
Convertible bond at amortized cost	156	—	—	75
Derivative liability at fair value through profit or loss	—	(64)	—	(64)
Bonds at fair value through profit or loss	—	—	—	—
Note 15:   Revenue
Following the signature of an extension to the license agreement for the Vaxiclase platform with the Serum Institute of India (SIIL) in June 2018, the contract provides for:
•
An initial payment of €750 thousand (recognized during the first half of 2018);

•
Milestone payments for emerging markets for up to USD 57 million;

•
Milestone payments for industrialized countries for up to €100 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 15:   Revenue (continued)
In accordance with IFRS 15, the Group has reviewed the license agreement with the Serum Institute of India Pvt. Ltd. (SIIL) for the Vaxiclase platform. The Group considers that the license covered by the agreement constitutes a right of use (static license).
The agreement provides for four types of variable compensation:
•
Development milestone payments based on the progress of work undertaken by the customer;

•
Commercial milestone payments based on levels of total sales achieved by the customer;

•
Milestone payments in the event that the customer grants any sublicenses;

•
“Single digit percentage” royalties on sales.

The development milestone payments set out in the contract will be recognized when they become highly probable. Given that the various phases of the project progress at uncertain rates, the revenue associated with these milestone payments is recognized as of the date the customer achieves these development phases.
The other two types of milestone payments are related to sales and are treated as royalties. They will therefore be recognized as income when the sale is made.
As of September 30, 2020, other income of €35 thousand (nil in 2019) was recognized relating to the license contract agreement with SIIL. It mainly involves the re-invoicing of fees for patent maintenance costs.
Note 16:   Details of expenses and products by function
16.1 Research and Development expenses
(amounts in thousands of euros)	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Raw materials and consumables	(83)	(19)
Research and studies	(3,158)	(1,281)
Personnel expenses	(1,277)	(1,315)
Expenses related to retirement obligations	(84)	147
Licenses and intellectual property costs	(722)	(388)
Depreciation and amortization	(581)	(690)
Share-based payments	(258)	(129)
Miscellaneous	(44)	(22)
Amortization of rights of use	(98)	(71)
Impairment of SIIL contract	—	(5,859)
Research and development expenses	(6,305)	(9,627)
Research tax credit	899	356
Subsidies	—	—
Research tax credit and subsidies	899	356
Research and development expenses, net	(5,406)	(9,271)
Net research and development expenses amounted to €9,271 thousand for the nine-month period ended September 30, 2020, compared with €5,406 thousand for the twelve-month period ended December 31, 2019, i.e., an increase of €3,865 thousand. This decrease can be explained primarily by a reduction in the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 16:   Details of expenses and products by function (continued)
study and research costs associated with the end of the Phase 2 trial of its GKT831 product offset by the impairment recorded on the SIIL contract (refer to note 3).
16.2 General and administrative expenses
(amounts in thousands of euros)	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Travel and incidental expenses	(208)	(56)
Fees	(889)	(874)
Insurance	(35)	(44)
Marketing and sales expenditure	(89)	(130)
Taxes and duties	(29)	(18)
Personnel expenses	(411)	(504)
Expenses related to retirement obligations	(39)	203
Attendance fees	(49)	(60)
Depreciation and amortization	(3)	(1)
Share-based payments	(226)	(142)
Miscellaneous	(150)	(99)
Amortization of rights of use	(33)	(32)
General and administrative expenses	(2,160)	(1,757)
General and administrative expenses amounted to €1,757 thousand for the nine-month period ended September 30, 2020 compared with €2,160 thousand for the twelve-month period ended December 31, 2019, i.e., a decrease of €404 thousand. This change can be explained primarily by the following:
•
A decrease in travel expenses of €152 thousand

•
A reduction of €242 thousand in expenses related to retirement obligations in relation to a curtailment gain

•
Compensated by an increase of personnel expenses of €93 thousand.

Note 17:   Net financial income and expenses
(amounts in thousands of euros)	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Convertible bonds effective interest expenses	(156)	(75)
Other financial expenses	(7)	(3)
Currency losses	(27)	(23)
Financial expenses	(190)	(101)
Currency gains	348	12
Derivative liabilities (change in fair value)	64	64
Total net financial expense	222	(25)
Gains and losses on currency translation for the twelve-month period ended December 31, 2019 and for the nine-month period ended September 30, 2020 primarily represent the impact of fluctuations in the CHF/EUR exchange rate on the intragroup accounts of Genkyotex Suisse SA with Genkyotex SA.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 18:   Income taxes
Genkyotex SA had tax losses in France that can be carried forward indefinitely totaling €93,345 thousand as of September 30, 2020.
The tax rate on applicable income for Genkyotex SA is the rate that is currently applicable in France (28%). This rate will gradually decrease to reach 25% by 2022.
Genkyotex Suisse SA had approximately €66,417 thousand (CHF 70,934 thousand) in tax loss carryforwards as of September 30, 2020, which break down as follows:
•
€5,257 thousand (CHF 5,706 thousand) originating in 2019 and expiring in 2027,

•
€9,941 thousand (CHF 10,790 thousand) originating in 2018 and expiring in 2026,

•
€3,478 thousand (CHF 3,775 thousand) originating in 2017 and expiring in 2025,

•
€11,848 thousand (CHF 12,860 thousand) originating in 2015 and expiring in 2023,

•
€14,285 thousand (CHF 15,505 thousand) originating in 2014 and expiring in 2022,

•
€12,416 thousand (CHF 13,476 thousand) originating in 2013 and expiring in 2021,

•
€4,665 thousand (CHF 5,063 thousand) originating in 2012 and expiring in 2020.

The tax rate applicable on income for Genkyotex Suisse SA is the rate that is currently applicable in the Swiss Canton of Geneva (24%).
In accordance with the principles described above, no deferred tax assets have been recognized beyond deferred tax liabilities in the Group’s consolidated financial statements as of September 30, 2020 and December 31, 2019.
Genkyotex SA was the subject of a tax audit covering the financial years 2016 to 2018 (refer to note 12).
Reconciliation between the theoretical tax expense and effective tax
TAX PROOF (amounts in thousands of euros)	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Net loss	(7,203)	(11,017)
Income taxes	—	—
Loss before taxes	(7,203)	(11,017)
Current tax rate in Switzerland	24.00%	24.00%
Theoretical income tax (expense) benefit	1,729	2,644
Non-taxable items	105	(1,696)
Share based payments	(135)	(76)
Unrecognized deferred tax	(1,777)	(1,189)
Effect of tax rate differences	78	316
Group income taxes (expense) benefit	0	0
Effective tax rate	0.00%	0.00%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 18:   Income taxes (continued)
Nature of deferred tax
(amounts in thousands of euros)	AS OF DECEMBER 31, 2019	AS OF SEPTEMBER 30, 2020
Retirement	297	218
Other	4	5
Total items with a deferred tax asset nature	301	223
Unrecognized deferred tax assets	(301)	(223)
Deferred taxes, net	—	—
Note 19:   Earnings (loss) per share
	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Weighted average number of outstanding shares	8,146,178	11,160,072
Net loss (in thousands of euros)	(7,203)	(11,017)
Basic loss per share (€/share)	(0.88)	(0.99)
Diluted loss per share (€/share)	(0.88)	(0.99)
Note 20:   Related Parties
20.1 Compensation due to executive officers
Executive compensation breaks down as follow:
(amounts in thousands of euros)	DECEMBER 31, 2019 12 months	SEPTEMBER 30, 2020 9 months
Fixed compensation	221	177
Variable compensation	—	150
Benefits in kind	20	10
Employer contributions to the retirement plan	29	17
Share-based payments	232	130
Attendance fees	49	60
Total compensation of executive officers	551	543
No post-employment benefits were granted to members of the Board of Directors or to executives, with the exception of the mandatory defined benefit plan applicable for Swiss employees under the 2nd pillar of the Swiss social security system.
The variable components of compensation were allocated on the basis of performance criteria.
The methods used to calculate the fair value of share-based payments are explained in Note 9.
Note 21:   Off-balance-sheet commitments
21.1 Guarantee
A bank guarantee for €22 thousand (CHF 24 thousand) was provided to the landlord of the Plan-les-Ouates premises.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 21:   Off-balance-sheet commitments (continued)
21.2 Contractual obligations
21.2.1 Licensing agreement with the Institut Pasteur
Genkyotex SA signed a license agreement with the Institut Pasteur that takes effect on January 1, 2018 and replaces the first agreement signed on February 22, 2006.
The new agreement provides for:
•
royalties on net proceeds by the Company, categorized by human use and by veterinary use (lack of revenue generated by the Company under the agreement);

•
a share in the cost of maintaining the patents: the Institut Pasteur is responsible for obtaining the issuance and assuring the continuing validity of patents. However, the Company will reimburse the Institut Pasteur for all of the direct external expenses incurred by the Institut Pasteur to maintain and extend the patents (€22 thousand for 2020 and €22 thousand for 2019);

•
a royalty in the case of sublicensing (to date, the Company has not signed this type of agreement).

21.3 Other commitments
The first-time application of IFRS 16 as from January 1, 2019 has removed the distinction between finance leases and operating leases. The standard means that the Company’s obligation to pay future lease payments must be recognized as a liability and a right of use as an asset.
As a result of the impact of IFRS 16, the current off-balance sheet commitments in connection with leases as of September 30, 2020 are deemed to be immaterial.
Note 22:   Management and assessment of financial risks
Genkyotex SA may find itself exposed to various types of financial risk: market risk, credit risk and liquidity risk. When necessary, Genkyotex SA implements simple measures proportional to its size to minimize the potential adverse effects of those risks on its financial performance.
It is Genkyotex SA’s policy not to use financial instruments for speculative purposes.
Market risk
Interest rate risk
Genkyotex SA is not significantly exposed to interest rate risk, to the extent that no variable rate debt has been obtained.
Foreign exchange risk
The main risks related to the impact of foreign exchange rates are considered insignificant, except for the SIIL contract where some milestone revenue and royalties are denominated in US dollars (see Note 2.6).
The Company, at its present stage of development, does not use hedging instruments to protect its activity from exchange rate fluctuations. However, the Company cannot rule out the possibility that a major increase in its activity will increase its exposure to exchange rate risk. In such a case, the Company would consider adopting an appropriate policy to hedge such risks.
As of December 31, 2020, assets and liabilities in foreign currencies are not significant.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros unless otherwise noted, except for share data)
Note 22:   Management and assessment of financial risks (continued)
Credit risk
Credit risk is associated with deposits with banks and financial institutions. For its cash investments, Genkyotex SA uses top-tier financial institutions and therefore does not carry significant credit risk on its cash.
Liquidity risk
The Company’s going concern depends on the support of its controlling shareholder, Calliditas Therapeutics AB. (refer to Note 2.1).
The maturity of the financial liabilities as at September 30, 2020 can be analyzed as follows:
(amounts in thousands of euros)	Value– Statement of financial position		Non current
		Current < 1 year	1 to 5 years	>5 years
Non-current financial liabilities	63	—	63	—
Current financial liabilities	146	146	—	—
Accounts payables	656	656	—	—
Other payables	862	862	—	—
Total liabilities	1,727	1,664	63	—
Note 23:   Subsequent events
Setanaxib
Setanaxib (the lead product candidate of the Company or GKT831) has been designated as an orphan drug (ODD—Orphan Drug Designation) for the treatment of primary biliary cholangitis (PBC) by the Food and Drug Administration (“FDA”) in October 2020 and by the European Commission in December 2020.
Acquisition by Calliditas Therapeutics
On November 3, 2020, Genkyotex announced the completion of the acquisition by the company Calliditas Therapeutics AB of 62.7% of the shares of Genkyotex in an off-market transaction.
Following the transaction, all members of the Board of Directors resigned, other than Elias Papatheodorou, the Chief Executive Officer of Genkyotex.
M. Elmar Schnee, Chairman of the Board of Directors of Calliditas Therapeutics, Ms. Renée Aguiar-Lucander, Chief Executive Officer of Calliditas Therapeutics and M. Jonathan Schur, Group General Counsel, were co-opted as members of the Board of Directors. M. Elmar Schnee was elected President of the Board of Directors of Genkyotex.
Calliditas Therapeutics filed with the French Financial Market Authority (“Autorité des Marchés Financiers” or the “AMF”) a simplified mandatory cash tender offer for the remaining Genkyotex shares at €2.80 per ordinary share plus contingent right payable upon regulatory approvals of setanaxib. Following the tender offer, Calliditas owned 86.24% of the share capital and voting rights of Genkyotex.
Following the closing of the acquisition by Calliditas Therapeutics of a controlling interest of 62.7% in Genkyotex SA in November 2020, the stock option012018, stock option092018 and stock option032019 were waived by current employees. The vesting of the stock option062020 has been accelerated and all stock option062020 have been exercised. Two former employees agreed to waive their stock options012018 and stock option032019 in case of a squeeze out subsequent to a tender offer.

Common Shares
(including Common Shares in the Form of American Depositary Shares)

PRELIMINARY PROSPECTUS SUPPLEMENT

Jefferies	Carnegie	Kempen & Co
           , 2021